UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ENERSYS
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A MESSAGE FROM OUR INDEPENDENT NON-EXECUTIVE CHAIR OF THE BOARD

AND OUR CHIEF EXECUTIVE OFFICER

July 2, 2026

Dear Fellow Stockholders:

A year ago, we wrote to you at an important moment of transition for EnerSys. We appointed a new President and Chief Executive Officer, and our Board was confident that his experience across our businesses, regions, and end markets would help move EnerSys into its next chapter.

Fiscal year 2026 was about turning that transition into action. This year, EnerSys delivered record full-year net sales and record adjusted diluted earnings per share, both with and excluding Internal Revenue Code Section 45X benefits. That result says something important about the business we are building. Not every part of our business had the wind at its back. The forklift market, one of our core end markets and an important part of our future, faced a pullback in demand, and transportation remained soft. In prior cycles, that kind of pressure could have weighed more heavily on the entire company. Our earnings profile and strength of our entire business is broader. Our end markets are more diversified and our team is operating with greater discipline.

Strength in data center, communications, and aerospace and defense, together with favorable price and mix, tighter operating expense discipline, realignment savings, and a continued shift toward higher-value solutions, helped carry the year. The lesson is not that the forklift market matters less. It is that EnerSys is stronger when no single market has to do all the work. That is what progress looks like, a more resilient company executing with focus.

It was a consequential year for EnerSys. We navigated uneven demand, tariff and public policy uncertainty, inflationary pressure, and changing customer behavior across several markets. We also made real progress simplifying how we operate, strengthening accountability, sharpening our focus on customers, and improving the speed of execution across the company.

The result, on top of record sales and earnings, was a year of strong cash generation, and significant capital returned to stockholders. We are proud of those results, but we are not treating them as a finish line. The credit belongs to our employees around the world, whose discipline and talent helped us move forward in a demanding environment.

Growing Profitability, Cash Flow and Portfolio Durability

(Dollar amounts in Millions) Except per Share Amounts	FY’26	FY’25	YOY	FY’26 Adj(4)	FY’25 Adj(4)	YOY Adj(4)

Sales	$ 3,751.4	$ 3,617.6	3.7%

Operating Earnings(1)	$ 426.4	$ 464.7	(8.2%)	$ 540.2	$ 528.1	2.3%

EBITDA(1)(3)	$ 511.5	$ 558.6	(8.4%)	$ 601.6	$ 588.6	2.2%

Diluted EPS(2)	$ 7.70	$ 8.99	(14.3%)	$ 10.56	$ 10.15	4.0%
(1)	Includes IRC 45X benefits of $158.6M in fiscal year 2026, and $184.6M in fiscal year 2025.
(2)	Includes IRC 45X benefits of $4.16 in fiscal year 2026, and $4.56 in fiscal year 2025.
(3)	EBITDA is a non-GAAP financial metric. Net Earnings are adjusted for GAAP depreciation, amortization, interest and income taxes to arrive at EBITDA, which was $558.6 in FY’25 and $511.5 in FY’26.
(4)

Adjusted operating earnings, EBITDA, adjusted diluted earnings per share, adjusted diluted earnings per share excluding IRC 45X benefits, free cash flow and net leverage ratio are non-GAAP financial metrics. Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measure contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 20, 2026.

In addition, adjusted diluted EPS excluding IRC 45X benefits(3) increased 15% to $6.41, and operating cash flow was $548 million. We returned $408 million to stockholders through share repurchases and dividends, while ending the year with a net leverage ratio of approximately 1.1x EBITDA.

Realignment savings, operating expense discipline, and a continued shift toward higher-value solutions also contributed to the quality and consistency of our earnings. At the same time, the work ahead is clear. Cost discipline matters, but long-term value creation also requires profitable growth. As we move into fiscal year 2027, our focus is on adding top-line momentum to the operating discipline we strengthened this year.

Building a Stronger EnerSys

During fiscal year 2026, we launched EnerGize, our strategic framework to transform and grow.

This work is already changing how EnerSys operates. We reduced management layers, moved decisions closer to those doing the work, and implemented Centers of Excellence to deepen capability across our core technologies. Those changes were made to reduce costs and, more importantly, improve speed, accountability, and customer impact.

We saw that impact in practical ways throughout the year. Cross-functional teams moved faster to develop customer-specific solutions. Engineering and supply chain teams worked together to qualify alternate components and strengthen design flexibility. Our Centers of Excellence improved how we respond to tariff volatility and supply chain disruption, including greater flexibility around semiconductors, electronics, and other critical components. That flexibility is critical in a world where public policy, sourcing risk, and customer demand can shift quickly.

We also took steps to improve our cost structure and optimize our manufacturing footprint. These were not easy decisions, and we recognize the impact change can have on employees and communities. We approached these actions with respect and with a clear purpose: to strengthen EnerSys for the future, improve our competitiveness, and focus our resources where we have the greatest opportunity to create value.

Our team took out approximately $80 million of annualized costs, with meaningful savings realized in the second half of the fiscal year. We also rationalized our footprint and announced the closures of our Monterrey and Tijuana plants resulting in annual pre-tax benefits of approximately $19 million beginning in fiscal year 2027 and approximately $20 million beginning in fiscal year 2028 respectively. Just as important, we are building a stronger operating rhythm. Teams are moving with more clarity. Leaders are challenging each other. And our investments are increasingly focused on the highest-return opportunities for customers and stockholders.

Innovation That Starts with the Customer

Our customers are facing two challenges that continue to shape demand across our end markets: energy security and labor scarcity.

Energy security is no longer only about backup power when the grid fails. It is about helping customers manage rising energy costs, growing power needs, and operational continuity as demand increases on a limited grid. The growth of AI and data centers makes this clear. Global electricity demand from data centers is expected to more than double by 2030, and in the U.S., large computing facilities are becoming a major driver of electricity demand growth.

Labor scarcity is equally important. Customers need solutions that reduce maintenance burden, improve automation, and allow their people to focus on higher-value work. They are asking for smarter systems, better energy management, more data, and solution providers who understand their operations.

EnerSys is well positioned because we are already trusted in many of these environments. Across data centers, communications networks, warehouses, transportation fleets, and aerospace and defense applications, our products are installed in infrastructure where reliability, quality, and performance are critical for daily operations. That installed base is a competitive advantage, but it is not something we take for granted. We have to keep earning the next opportunity.

That is why we are expanding our technology stack around the needs of customers we know well. Batteries, power electronics, software and services remain core to who we are, and we are strengthening that foundation and building into energy management. In many cases, customers are asking us to help solve broader power challenges because they already trust our technology and our service model.

This year, we advanced our new product pipeline in ways that show how our strategy is moving from concept to customer impact. We are preparing next-generation lithium solutions for forklift fleets, a near-term evolution of our existing lithium platform that supports the continued shift toward maintenance-free, more connected, and more efficient warehouse operations. We also advanced battery energy storage systems for warehouse operators and a lithium data center solution, both of which entered customer trials in the fourth quarter. These are examples of customer-led innovation. Together, these products show the breadth of our opportunity: strengthening core markets we know well today while building the systems, software, and energy management capabilities our customers will need tomorrow.

We also continued to strengthen our rapidly expanding aerospace and defense capabilities leveraging our successful acquisition of Bren-Tronics and Rebel Systems. Our portfolio supports demanding environments where performance, safety, and reliability are essential, from space flight applications to portable power and advanced defense systems. Across these markets, the common thread is trust. Customers count on us when continuity matters, and we do not take that responsibility lightly.

We are also applying AI where it can make work more efficient. That includes manufacturing inspection and quality control, analytics and process improvement in back-office workflows, and product software capabilities that help customers monitor assets, optimize energy use, and improve uptime. We are still early, but the direction is clear: AI will be part of how we improve our operations and how we deliver smarter solutions for customers.

Our position as a trusted incumbent is a competitive advantage. When customers are trying to manage rising energy costs, aging infrastructure, labor constraints, and new technology choices, they want solutions providers who know their systems, understand their risks, and can move quickly. We believe EnerSys can be that partner.

Board Oversight and Long-Term Value Creation

The Board remained actively engaged throughout the year, with a focus on strategy, capital allocation, leadership, risk oversight, technology, artificial intelligence, cybersecurity, sustainability, talent, and long-term stockholder value. The separation of the Independent Non-Executive Chair and Chief Executive Officer roles continues to support strong governance and clear oversight.

The Board supported management through a year of significant action: a new President and Chief Executive Officer, the launch of EnerGize, continued portfolio evolution, disciplined capital returns, and decisions to improve operating efficiency. The Board also engaged with management regarding using AI across the business, including opportunities to improve manufacturing quality, accelerate workflows, strengthen decision-making, and support future product software capabilities that will shape the company’s next phase.

The intent is straightforward: to ensure our leadership team remains focused on performance, disciplined capital allocation, and long-term value creation for stockholders.

We believe EnerSys is strongest when governance and execution work together: management moving with urgency, and the Board providing perspective, challenge, and oversight.

Looking Ahead

As we enter fiscal year 2027, we are encouraged by improving demand signals across our end markets, while remaining clear-eyed about ongoing uncertainty. Public policy, tariffs, energy costs, customer investment timing, interest rates, and geopolitical dynamics will continue to affect the environment around us. We cannot control all of those forces. We can control how we execute.

That means staying close to customers, investing in the right technologies, managing costs with discipline, and using our balance sheet thoughtfully. It also means continuing to build a culture where teams work together across functions and geographies, with less friction and more ownership.

The broader industry context reinforces the importance of this work. Shawn’s engagement as a board member of both Battery Council International and EUROBAT gives EnerSys a voice in the policy, supply chain, recycling, technology, and energy security conversations shaping our industry. That perspective helps keep us close to the trends our customers are navigating and reinforces the role EnerSys can play in building more resilient energy systems tied to the future of infrastructure, energy resilience, industrial productivity, and national security.

On June 11, 2026, we hosted Investor Day at the New York Stock Exchange, where we shared more detail on our strategic priorities, technology roadmap, and growth opportunities. We appreciate that discussion and look forward to continuing the dialogue with our stockholders.

Thank you for your trust and continued support. Thank you also to our employees, whose work powers this company every day. Fiscal year 2026 showed what EnerSys can do when we move with focus, discipline, and shared purpose. We are grateful for the progress made, and even more focused on the work ahead.

Sincerely,

Paul J. Tufano	Shawn M. O’Connell
Independent Non-Executive Chair of the Board	President and Chief Executive Officer

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

ANNUAL MEETING INVITATION

July 2, 2026

Dear Fellow Stockholder:

Our 2026 Annual Meeting will be held virtually on Thursday, August 6, 2026, at 10:00 a.m. (Eastern Time). We have carefully contemplated the forum in which to conduct the annual meeting and determined that holding a virtual meeting live via webcast creates an inclusive environment that affords all Stockholders the opportunity to attend and participate in the meeting. Stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be accessible online only at www.proxydocs.com/ENS (the “Annual Meeting platform”). We encourage you to access the Annual Meeting platform prior to the start time and allow sufficient time to log into the virtual Annual Meeting and test your computer system. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting. You may vote and ask questions during the Annual Meeting by following the instructions available on the Annual Meeting platform.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting virtually, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting virtually during your attendance at the Annual Meeting.

Thank you for your continued support and interest in EnerSys.

Sincerely,

Paul J. Tufano
Independent Non-Executive Chair of the Board

NOTICE of 2026 ANNUAL MEETING of STOCKHOLDERS

Date and Time:	Thursday, August 6, 2026, at 10:00 a.m. (Eastern Time)

Place:	www.proxydocs.com/ENS

Items to be voted:

∎

elect four (4) Class I director nominees named in this proxy statement;

∎

ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2027;

∎

an advisory vote to approve the compensation of EnerSys’ named executive officers; and

∎

conduct any other business properly brought before the meeting.

Record date:	Stockholders of record at the close of business on June 10, 2026, may vote at the meeting and any adjournments or postponements thereof. A list of stockholders will be available at the Annual Meeting.

By Order of the Board of Directors,

Joseph G. Lewis

Chief Legal, Compliance Officer and Secretary

July 2, 2026

Your vote is important!

Stockholders of record can vote their shares by using the Internet, the telephone, or by attending the meeting virtually and voting in accordance with the website’s instructions. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Stockholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting and voting virtually.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting to be Held on August 6, 2026

The Proxy Statement and Annual Report to Stockholders are available at www.enersys.com and at

www.proxydocs.com/ENS.

i

ii

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ virtual annual meeting of stockholders to be held on Thursday, August 6, 2026, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement and the foregoing Notice on or about July 2, 2026.

Purpose of the Meeting

At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference
1.	To elect four (4) Class I director nominees of the Board of Directors of EnerSys, each to serve until the 2029 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified	FOR	5
2.	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2027	FOR	27
3.	An advisory vote to approve EnerSys’ named executive officer compensation	FOR	63

Voting and Revocation of Proxies

Stockholders of record have a choice of voting by way of traditional proxy card, by telephone, or through the Internet.

By Mail

∎    Request a proxy card from us by following the instructions on your Notice of Internet Availability.

∎    When you receive your proxy card, mark your selections on the proxy card.

∎    Date and sign your name exactly as it appears on the proxy card.

∎    Mail the proxy card in the postage-paid envelope that is provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote,

your votes will be cast “FOR” the election of all director nominees; “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm; and “FOR” the approval of executive compensation.

By Telephone	Call toll-free 1-866-284-6730 and follow the voice prompts.

Through Internet	Access the website www.proxypush.com/ens and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote during the virtual meeting. If you hold your shares in “street name” (that is, through a broker, trustee, or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of EnerSys dated later than the proxy, but before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of EnerSys bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting virtually at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation or later dated proxy should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Chief Legal & Compliance Officer and Secretary.

Record Date

Only stockholders of record at the close of business on June 10, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 36,456,126 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, virtually or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker, so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of Proposal 1.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2027, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of such proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present virtually or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the result of the vote and take it into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2025 non-binding advisory vote of stockholders to approve executive compensation, see the discussion beginning on page 33.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting

This year’s Annual Meeting will be a virtual meeting of the stockholders. All stockholders of record on June 10, 2026, are invited to participate in the meeting. We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.

Virtual admittance to the Annual Meeting will be limited to stockholders as of close of business on the Record Date, their authorized representatives, and guests of EnerSys. A list of stockholders will be available at the Annual Meeting. To be admitted to the Annual Meeting, you must register for the meeting online at www.proxydocs.com/ENS in advance of the meeting, which will be held at 10:00 a.m. (Eastern Time) on August 6, 2026. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting, including your unique links that will allow you to access the meeting and to submit questions in advance of the meeting. Additional instructions on how to access and navigate attendance at the Annual Meeting can be found on our website at investor.enersys.com.

Asking and/or Submitting Questions During the Annual Meeting

Our virtual Annual Meeting will allow stockholders to submit questions before the meeting, during the entirety of the registration period, and additionally again in real time live during the Annual Meeting. During the designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references that are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Any questions that we are unable to address during the Annual Meeting will be answered following the Annual Meeting.

Technical Support for the Virtual Meeting Platform

We encourage you to access the Annual Meeting platform prior to the start time and allow ample time to log into the virtual Annual Meeting and test your computer system. If you encounter any difficulties accessing the Annual Meeting platform, including any difficulties voting or submitting questions, technical support contact information including links to an FAQ Knowledgebase and a meeting specific technical support telephone number will be provided on the meeting invitation sent one hour prior to the meeting, and technicians will be available until the meeting concludes.

Proposal No. 1	Election of the Class I Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors set its size at ten members following the 2024 Annual Meeting, divided into three classes. The classes are currently composed of the following directors:

∎	Ms. Chan and Messrs. Fludder, Tufano and Wynter are Class I directors, whose terms, if elected, will expire at the 2029 annual meeting of stockholders.

∎	Mr. Habiger, Ms. Knausenberger and Ms. Morytko are Class II directors, whose terms will expire at the 2027 annual meeting of stockholders.

∎	Messrs. Hoffen, O’Connell and Vargo are Class III directors, whose terms will expire at the 2028 annual meeting of stockholders.

Our Corporate Governance Guidelines provide that a director who has reached the age of 75 may not be nominated for reelection.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated each of Ms. Chan and Messrs. Fludder, Tufano, and Wynter for election as Class I directors of EnerSys. Each director nominee has consented to being named in this Proxy Statement and to serve if elected. Each of the directors elected at the Annual Meeting will hold office until the 2029 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS

The following tables set forth certain information with respect to our directors and our director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Term will Expire (1)

Caroline Chan	63	Director	2026

Steven M. Fludder	66	Director	2026

Dave Habiger	57	Director	2027

Howard I. Hoffen	62	Director	2028

Lauren Knausenberger	45	Director	2027

Tamara Morytko	55	Director	2027

Shawn M. O’Connell	53	Director, President, and Chief Executive Officer	2028

Paul J. Tufano	72	Independent Non-Executive Chair	2026

Ronald P. Vargo	72	Director	2028

Rudolph Wynter	61	Director	2026
(1)

Terms of office for continuing directors and director nominees are scheduled to expire at the annual meeting of stockholders to be held in the year indicated. In accordance with the Corporate Governance Guidelines, no director who has reached the age of 75 may be nominated for reelection.

Our directors and director nominees collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee the execution of the Company’s growth strategy and protect long-term stockholder value, which qualifications are summarized below. More detailed information about each director and director nominee can be found under their respective biography.

Name	Executive Leadership	Character / Integrity	Industry / Manufacturing	Scientific / Technology	Global / International	Accounting / Financial	Cyber	Enviro

Caroline Chan

Steven Fludder

Dave Habiger

Howard I. Hoffen

Lauren Knausenberger

Tamara Morytko

Shawn M. O’Connell

Paul J. Tufano

Ronald P. Vargo

Rudolph Wynter

CAROLINE CHAN	Age 63	Director Since 2020
Former Vice President & General Manager, Intel Corporation
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation, Nominating & Corporate Governance Other Public Boards: None		✓ Wireless / 5G Infrastructure ✓ Strategic Planning ✓ International Business

Career Highlights: Ms. Chan has been a Director of EnerSys since 2020. She retired from Intel Corporation (NASDAQ: INTC) as Vice President and General Manager of Telco and Edge AI business in August 2025. From 2018 to 2024, she was the Vice President and General Manager of the Network Business Incubator Division at Intel. Ms. Chan has held numerous other positions with Intel, such as Vice President and General Manager of the 5G Infrastructure Division (from 2017 to 2018), Sr. Director of the 5G Infrastructure Division (from 2016 to 2017), Director of Wireless Technology and Strategy (from 2010 to 2016), and Director of Strategy Business Development, Wireless Program Office (from 2009 to 2010).

Board Experience: Ms. Chan served as a director of Telecom Infra Project, a non-profit membership organization focused on progress and developments in all facets of the telecom industry from 2017 to 2025. In addition, Ms. Chan also served as director of CTIA, a non-profit industry group representing wireless operators and vendors in the Americas from 2021 to 2025.

Skills and Qualifications: Ms. Chan’s strategic planning expertise, especially as it relates to 5G and wireless infrastructure and market development, makes her an invaluable contributor to the Board. Ms. Chan received her Bachelor of Science degree in Electrical and Computing Engineering from the University of Texas and her Master of Science degree in Electrical and Computing Engineering from the University of Massachusetts.

STEVEN M. FLUDDER	Age 66	Director Since 2020
Former Chief Executive Officer of LS Energy Solutions LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Nominating & Corporate Governance, Compensation (Chair) Other Public Boards: None		✓ Smart Energy Storage ✓ Electric Grid Experience ✓ Environmental Business Initiatives

Career Highlights: Mr. Fludder has been a Director of EnerSys since 2020. From October 2020 to January 2024, he was the President and Chief Executive Officer of LS Energy Solutions LLC, an energy storage and related technologies company. From 2017 to 2020, he served as the Chief Executive Officer of NEC Energy Solutions, Inc., an electric power grid scale energy storage company wholly owned by NEC Corporation, a Japanese multinational information technology and electronics company whose shares are listed on the Tokyo Stock Exchange. From 2015 to 2017, Mr. Fludder was the Chief Executive Officer of alpha-En Corporation, a battery technology company publicly quoted on the OTC stock market. From 2010 to 2014, he was Senior Executive Vice President, Division General Manager and Samsung Group Officer, where he was head of worldwide sales and marketing for Samsung Engineering, a global engineering, procurement and construction (EPC) firm serving a broad range of energy industries, and head of Samsung Techwin Power Systems Division. Prior to Samsung, he had a 27-year career with General Electric in various executive roles in the electric power and aviation industries including having served as a GE Vice President and Corporate Officer. He also led GE’s companywide environmental business initiative. Over the course of his career Mr. Fludder gained substantial international experience and was based overseas in several locations across Asia and the Middle East for a total of 16 years.

Board Experience: Mr. Fludder served as a director of Ocean Power Technologies Inc., a renewable energy company focused on remote offshore applications whose shares are listed on the New York Stock Exchange, from May 2016 through December 2020.

Skills and Qualifications: Mr. Fludder’s expertise in smart energy storage and electric power grids, as well as his significant experience in environmental-focused business initiatives qualifies him to serve on the Board of Directors. He received a Bachelor of Science degree in Mechanical Engineering from Columbia University and a Bachelor of Science degree from Providence College. He earned a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.

DAVE HABIGER	Age 57	Director Since 2024
Vice Chairman, J.D. Power
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation, Nominating & Corporate Governance Other Public Boards: Reddit, Inc., Xperi, Inc., and Boston Scientific Corporation		✓ Financial ✓ Strategic Planning ✓ Technology ✓ Cybersecurity ✓ International Business

Career Highlights: Mr. Habiger has been a Director of EnerSys since 2024. He has served as Vice Chairman of J.D. Power since May 2025, and formerly as Chief Executive Officer and President, an automotive SAAS and global consumer data / analytics company, from March 2018 to May 2025. He previously served as Chief Executive Officer at the software companies Textura Corporation, NDS Group, Ltd., and Sonic Solutions between 2005 and 2016. From October 2012 to January 2020, Mr. Habiger served as a Senior Advisor at Silver Lake Partners, a private equity firm, and from January 2013 to October 2019, he was a Venture Partner at Pritzker Group, a venture capital firm.

Board Experience: Mr. Habiger has served on the board of directors of Reddit, Inc., a social media and software company, whose shares are listed on The New York Stock Exchange, since November 2022 and as Chairperson of the Board of Directors since November 2023. He has been a director and Chairman of the Board of Xperi, Inc., a consumer and entertainment products licensing company, whose shares are listed on The New York Stock Exchange, since October 2022. He was a director of its predecessors, Xperi Holding Corp. (renamed Adeaia, Inc.), a product and intellectual property licensing company, whose shares are listed on The NASDAQ Stock Market, from June 2020 until its separation in October 2022 and Xperi Corporation, a product and intellectual property licensing company, whose shares were listed on The NASDAQ Stock Market, from December 2016 until it merged with TiVo Corporation to form Xperi Holding Corp. in June 2020. Mr. Habiger has served on the board of directors of Boston Scientific Corporation, a biotechnology and medical device manufacturing company, since July 2024. Mr. Habiger has served on the board of directors of a number of technology companies, including Stamps.com, Inc., a provider of internet-based postage services, whose shares were listed on The NASDAQ Stock Market, from October 2016 to October 2021; Grubhub Inc., an online and mobile food ordering and delivery platform, whose shares were listed on The New York Stock Exchange, from October 2016 to June 2021; Echo Global Logistics, Inc., a transportation management technology company, whose shares were listed on The NASDAQ Stock Market, from December 2012 to November 2021; and Control4 Corporation, a provider of home and business automation systems, whose shares were listed on The NASDAQ Stock Market, from September 2012 to August 2019. Mr. Habiger also previously served on the board of directors of Noble Rock Acquisition Corporation, a public blank check company organized for the purpose of effecting a business combination with one or more target businesses, whose shares were listed on The NASDAQ Stock Market, from January 2021 to December 2022. He has also been a board member of the Federal Reserve Bank of Chicago since 2020, where he is a member of its System Activities, Bank Operations and Risk (SABOR) Committee, is past chair and member of its Governance and Human Resources Committee and served as the co-chair of its Presidential Search Committee.

Skills and Qualifications: Mr. Habiger is qualified to serve as a member of the Board of Directors because he is a seasoned consumer and technology sector executive with particular expertise in digital media and automotive software, with experience serving on more than 12 public company boards as well as his deep understanding of business, operational, and financial matters. He received his Bachelor of Arts degree from St. Norbert College and his Master of Business Administration degree from the University of Chicago.

HOWARD I. HOFFEN	Age 62	Director Since 2004
Chairman, CEO and Managing Director, Metalmark Capital LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance Other Public Boards: None		✓ Audit & Financial ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Hoffen has been a Director of EnerSys since it became publicly traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Partner of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004 and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985.

Board Experience: From October 2019 to September 2021, Mr. Hoffen served as Chairman of Amplitude Healthcare Acquisition Corp., a special purpose acquisition company that acquired Jasper Therapeutics, a biotechnology company focused on hematopoietic stem cell transplantation, whose shares are listed on The NASDAQ Stock Market. Mr. Hoffen serves and has served on the board of directors of numerous public and private companies throughout his career. In addition to his professional responsibilities, he sits on the Board of Playing For Change Foundation, the Met Council, Dean’s Advisors at Harvard Business School and is a Harvard SEAS Dean’s Cabinet member.

Skills and Qualifications: Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. He received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

LAUREN KNAUSENBERGER	Age 45	Director Since 2024
Former Executive Vice President and Chief Innovation Officer, SAIC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit Other Public Boards: None		✓ Cybersecurity ✓ Strategic Planning ✓ Technology

Career Highlights: Ms. Knausenberger has been a Director of EnerSys since August of 2024. She is a technology executive and corporate board director with experience advancing technology and transformation within mission-critical government and defense environments. Ms. Knausenberger most recently served as Executive Vice President and Chief Innovation Officer of Science Applications International Corporation (SAIC), an internet technology company focused on the defense, space, civilian and intelligence markets, whose shares are listed on The New York Stock Exchange, from October 2023 to November 2025. From June 2017 to June 2023, she held various senior positions with the U.S. Air Force, including as Chief Information Officer (from August 2020 to June 2023), Chief Transformation Officer (from June 2019 to August 2020) and Director of Cyberspace Innovation (from June 2017 to June 2019).

Board Experience: Ms. Knausenberger has served on various non-profit and advisory boards. She currently serves on the Executive Advisory Board of Colossal Biosciences, Inc., a biotechnology and genetic engineering company and as an advisor to Defense Unicorns, a $1B defense technology company.

Skills and Qualifications: Ms. Knausenberger’s extensive experience as a thought leader and change agent in technology, digital modernization, cybersecurity and artificial intelligence in both the private and public sector qualifies her for service on the Board of Directors. She was recognized as the ORBIE global CIO of the Year in 2023 and has received two Exceptional Civilian Service medals and over 20 other awards for technology leadership during her time as Chief Information Officer and Chief Transformation Officer for the U.S. Air Force. She earned a Bachelor of Science degree in Decision and Information Sciences from the University of Maryland, and her Master of Business Administration degree from the University of Pennsylvania’s Wharton School of Business.

TAMARA (TAMMI) MORYTKO	Age 55	Director Since 2022
Former Senior Vice President, and Group President at Hillenbrand
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation Other Public Boards: None		✓ Financial Expert ✓ Global Supply Chain ✓ Global Operations

Career Highlights: Ms. Morytko has served as a Director of EnerSys since December 2022. From September 2023 through March 2026, Ms. Morytko served as the Senior Vice President, and Group President at Hillenbrand, a global industrial company providing processing equipment and systems, whose shares are listed on the New York Stock Exchange. From September 2020 through February 2023, she was the President of the Pumps Division at Flowserve Corporation, an industry leader in pumps, valves, and other flow control equipment, whose shares are traded on the New York Stock Exchange. From February 2018 until September 2020, Ms. Morytko was the Chief Operating Officer at Norsk Titanium, a leading metal 3D printing company, whose shares were listed on Euronext Growth Oslo. Before joining Norsk, she served as an operations and supply chain consultant. Prior to that Ms. Morytko spent seven years at Baker Hughes, first as Vice President, Global Supply Chain, then as Vice President, North America Region, and finally as President, Asia Pacific Region. From 1996 until 2010, Ms. Morytko served in a number of positions of increasing responsibility at Pratt & Whitney, and as a senior auditor at Arthur Andersen, LLP, from 1992 to 1996.

Board Experience: Since 2019, Ms. Morytko has served on the Board of Directors of The Crosby Group, a KKR portfolio company. She previously served as a member of the Board of Directors of Pioneer Energy Services from 2019 to 2020. She currently serves as a Trustee of the Board of Directors of Harpswell, a not-for-profit organization since December 2024.

Skills and Qualifications: Ms. Morytko has established a reputation in the industry as an enterprise operating leader and supply chain subject matter expert. She also possesses extensive experience and knowledge in audit, finance, and global operations, collectively qualifying her for service on the Board of Directors, and as a financial expert of the Audit Committee, and member of the Compensation Committee. Ms. Morytko received her Bachelor of Science degree in Accounting from Purdue University and a Master of Business Administration degree from Purdue University Krannert School of Management.

SHAWN M. O’CONNELL	Age 53	Director Since 2025
President & Chief Executive Officer, EnerSys
DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Global Leadership Experience ✓ Manufacturing ✓ Sales ✓ Business Transformation

Career Highlights: Mr. O’Connell has served as a Director and our President and Chief Executive Officer since May 23, 2025. Prior thereto, he served as President and Chief Operating Officer since November 2024. Mr. O’Connell served as President, Energy Systems Global from November 2023 through November 2024, and President, Motive Power Global from July 2020 through November 2023. Prior thereto, he served as President, Motive Power Americas from April 2019 to July 2020, Vice President—Reserve Power Sales and Service for the Americas from February 2017 to April 2019, and Vice President of EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined the Company in March 2011, serving in various sales and marketing capacities in several areas of our business.

Board Experience: Mr. O’Connell is a Director of several EnerSys subsidiaries. Mr. O’Connell also serves as the Vice Chairman of the Board of Directors of Battery Council International. Mr. O’Connell also serves on the Board of Directors of the Association of European Automotive and Industrial Battery Manufacturers (EUROBAT).

Skills and Qualifications: Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top-Secret security clearance.

PAUL J. TUFANO	Age 72	Director Since 2015
Former President & Chief Executive Officer, Benchmark Electronics, Inc.
INDEPENDENT NON-EXECUTIVE CHAIR OF THE BOARD		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: Teradyne, Inc.		✓ Financial Expert ✓ Senior Leadership Experience ✓ Manufacturing ✓ Technology ✓ International Business

Career Highlights: Mr. Tufano has been a Director of EnerSys since April 2015, and Non-Executive Independent Chair of the Board of Directors since August 2024. From September 2016 until March 2019, he was President and Chief Executive Officer of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services, whose shares are listed on The New York Stock Exchange. From February 2016 through March 2019, Mr. Tufano also served as a member of its Board of Directors. From December 2008 through September 2013, Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, whose shares were listed on The New York Stock Exchange and the Paris Stock Exchange. In January 2013, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disk drives, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company.

Board Experience: Mr. Tufano has been a Director of Teradyne, Inc., a supplier of automation equipment for test and industrial applications whose shares are listed on The NASDAQ Exchange, since March 2005, and was appointed as Chair of its Board of Directors in May 2021. He served on the Board of Directors of Benchmark Electronics, Inc., as discussed above.

Skills and Qualifications: Mr. Tufano’s experience qualifying him for service as a member of the Board of Directors includes expertise garnered from service as a former senior executive, including holding the positions, at times, of Chief Executive Officer or Chief Financial Officer, of several public manufacturing companies involving complex technologies. Mr. Tufano holds a Bachelor of Science degree in Economics from St. John’s University and a Master of Business Administration, Finance, Accounting, and International Business degree from Columbia University.

RONALD P. VARGO	Age 72	Director Since 2017
Former Executive Vice President and Chief Financial Officer of ICF International, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit (Chair), Compensation Other Public Boards: EPAM Systems, Inc.		✓ Financial Expert ✓ Technology & Engineering ✓ Leadership Experience ✓ International Business

Career Highlights: Mr. Vargo has been a Director of EnerSys since August 2017. Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc., a global consulting and technology services company whose shares were listed on The NASDAQ Stock Market, from April 2010 to May 2011. Prior to joining ICF, he served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”), a global technology services company, and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS as Vice President and Treasurer in 2004 and was promoted to Chief Financial Officer in 2006. Before joining EDS, he was employed from 1991 to 2003 by TRW, Inc., a global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. While at TRW, Mr. Vargo served in the positions of Vice President of Investor Relations and Treasurer and Vice President of Strategic Planning and Business Development. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc and the Standard Oil Company, which was acquired by BP.

Board Experience: Since 2012, Mr. Vargo has served as a Director of EPAM Systems, Inc., a global provider of product development and software engineering solutions, whose shares are listed on The New York Stock Exchange. From 2009 through its acquisition in April 2022, he served as a Director of Ferro Corporation, a leading supplier of technology based functional coatings and color solutions, whose shares were listed on The New York Stock Exchange.

Skills and Qualifications: Mr. Vargo’s financial acumen and broad leadership experiences in technology and engineering in global markets qualify him for service on the Board of Directors, and as the Chair and a financial expert of the Audit Committee, and member of the Compensation Committee. Mr. Vargo holds a Master of Business Administration degree in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College.

RUDOLPH (RUDY) WYNTER	Age 61	Director Since 2022
Former President, National Grid plc New York Business
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Nominating & Corporate Governance (Chair) Other Public Boards: Balfour Beatty		✓ Grid and Regulated Energy ✓ Strategic Planning & Operations ✓ Environmental

Career Highlights: Mr. Wynter has been a Director of EnerSys since August 2022. From April 2021 through September 2024, he served as the President of National Grid PLC’s New York business, where he led their regulated energy delivery portfolio that provides electricity and natural gas service to customers across the State of New York. National Grid plc has a primary listing on the London Stock Exchange where it is a constituent of the FTSE 100 Index, and a secondary listing in the form of its American depositary receipts on the New York Stock Exchange. Prior thereto, in his more than 30-year tenure at National Grid and its legacy companies, he has served in many senior and operational roles, from Chief Operating Officer of its Wholesale Networks & Capital Delivery business to Strategic Planning, Engineering and Operations.

Board Experience: Mr. Wynter has served on the board of Balfour Beatty, whose shares are listed on the London Stock Exchange, since December 1, 2024. Mr. Wynter serves on the board of El Paso Electric Company, a Texas-based public utility company, since January 21, 2025. Mr. Wynter also serves on the board of Infrastructure Investments Fund, Advised by JP Morgan, an infrastructure opportunistic fund located in New York, since May 5, 2026.

Skills and Qualifications: Mr. Wynter’s wide-ranging experience includes a focus on grid resilience and clean energy technologies, including renewable energy sources as part of the solution to meet greenhouse gas emissions, as well as significant experience in strategic planning, operations and engineering. All of these attributes qualify him for service as a member of the Board of Directors, Chair of the Nominating and Corporate Governance Committee. Mr. Wynter earned his Bachelor of Science degree in Mechanical Engineering from Pratt Institute and his Master of Business Administration degree from Fordham University.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors and director nominees, with the exception of Mr. O’Connell, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no familial relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, the Code of Business Conduct and Ethics, and the Policy on Insider Trading, are available on the Investors tab of our website at www.enersys.com or at investor.enersys.com, and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

For fiscal year 2026, directors Fludder, Knausenberger, Morytko, Vargo (Chair) and Wynter serve as members of the Audit Committee.

For fiscal year 2026, the Board of Directors appointed each of directors Fludder, Knausenberger, Morytko, Vargo, Wynter and Tufano as an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors determined that each member of the Audit Committee is an independent director under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards.

This Committee held a total of four (4) meetings during the fiscal year ended March 31, 2026.

The Audit Committee is responsible for:

∎	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

∎	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

∎	overseeing the activities of our internal audit function;

∎	reviewing and discussing policies and procedures with respect to risk assessment and overall enterprise risk management, including cybersecurity and artificial intelligence; and

∎	reviewing, discussing, and overseeing policies relating to our hedging, swaps, and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors tab of our website at www.enersys.com or investor.enersys.com.

Compensation Committee

For fiscal year 2026, directors Fludder (Chair), Chan, Habiger, Morytko and Vargo serve as members of the Compensation Committee.

This Committee held a total of four (4) meetings during the fiscal year ended March 31, 2026.

The Compensation Committee is responsible for:

∎

reviewing and recommending the compensation of our Chief Executive Officer (“CEO”) for the independent members of the Board of Directors approval and reviewing and approving the other named executive officers;

∎	reviewing and recommending to the Board the adoption of non-employee director compensation programs;

∎	administering our equity plans and other certain incentive compensation plans; and

∎	in partnership with the Nominating and Corporate Governance Committee, overseeing our people and culture efforts.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2026, or had previously been, an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

For fiscal year 2026, directors Chan, Fludder, Habiger, Hoffen and Wynter (Chair) serve as members of the Nominating and Corporate Governance Committee.

This Committee held a total of four (4) meetings during the fiscal year ended March 31, 2026.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

∎	identifying, reviewing the qualifications of, and recruiting qualified candidates for Board membership;

∎	reviewing the continuation of each director being considered for re-election;

∎	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

∎	making recommendations to the Board concerning the structure, composition and function of the Board and its committees;

∎	executive succession planning;

∎	overseeing the Company’s people and culture, and sustainability strategies, initiatives, policies, and progress; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Technology Advisory Committee

The Board approved the formation of a Technology Advisory Committee in 2020. This ad hoc committee meets as necessary for the purpose of advising on matters concerning technology, research, and development in support of the overall business strategy. The Technology Advisory Committee did not hold any meetings during the fiscal year ended March 31, 2026.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board of Directors and refreshing it as appropriate. With this in mind, the Nominating and Corporate Governance Committee continuously reviews potential candidates and recommends nominees to the Board of directors for approval.

The Board of Directors takes a thoughtful approach to its composition to maintain alignment with our evolving corporate strategy. We believe our board composition strikes a balanced approach to director tenure and allows the Board of Directors to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in their professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	scientific or technology expertise;

∎	familiarity with issues affecting global businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the Board’s needs, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy, however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chair, other select members of the Board, or our Chief Executive Officer, comprise a Board Search Committee, to interview director nominee candidates that meet the Company’s criteria. After discussion and review of recommendations, the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Chief Legal & Compliance Officer and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

For fiscal year 2026, the Board of Directors maintained a leadership structure that continues to separate the Chair and Chief Executive Officer roles by appointing an Independent Non-Executive Chair of the Board. Given its governance structure, the Board of Directors determined that the optimal structure for the Company at this time is to leave the role of Lead Director vacant, in lieu of appointing both an Independent Non-Executive Chair of the Board and a Lead Director (as described below).

The Board had created the position of Lead Director to strengthen Board oversight. The Lead Director should be a non-management director and must be deemed independent by the Board of Directors. The Lead Director would work with the Independent Non-Executive Chair to approve Board agendas and schedules, advise on the quality, quantity and timeliness of information provided by management to the Board, and act as a liaison between the independent directors and the Independent Non-Executive Chair of the Board. In the absence of the Independent Non-Executive Chair, the Lead Director would also chair executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director could serve as the Lead Director. The Lead Director is designated by the Board of Directors.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its independent committees (Audit, Compensation, and Nominating and Corporate Governance). EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its Risk Committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board review on a quarterly basis information regarding our credit, liquidity, markets, legal, regulatory, compliance and operations, including technology, cybersecurity, sustainability, people and culture, as well as the strategic and financial considerations associated with each.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. At least each quarter throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular attendance at all committee meetings by all directors. Strategic, operational, and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. At each quarterly meeting, or more often as necessary, our senior management team, along with the CEO, provide written or oral reports to the Board on the critical issues we face, and each officer reports on recent developments in their respective reporting area. These reports include a discussion of business risks as well as a discussion regarding enterprise risk. In addition, at each quarterly meeting, or more often as necessary, the Chief Legal & Compliance Officer and Secretary (“CLO”) updates the Board on material legal, risk, regulatory and sustainability matters.

Audit Committee

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our CFO, independent registered public accounting firm, internal auditor, CLO, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks, including cybersecurity. The Audit Committee meets regularly in private sessions with the independent registered public accounting firm, the internal auditor, the CLO, as well as a private session of committee members only, to facilitate a full and candid discussion of risk and other issues. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a Risk Committee, which meets at least quarterly to identify significant risks to the Company, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. The Risk Committee reports its results to the Audit Committee through the CLO on at least a quarterly basis.

Delegated by the Board of Directors, the Audit Committee oversees the Company’s global cybersecurity risk environment and the Company’s cybersecurity strategy and priorities. The Company’s Senior Vice President and Chief Information Officer (the “CIO”), together with other senior leadership, reports to the Audit Committee at least semi-annually on the

Company’s global information technology matters, including technology and cybersecurity structure, cyber-risk insurance coverage, and strategic efforts to protect, optimize and support the growth of the Company, while reviewing the Company’s internal assessment of cybersecurity risk management capabilities, and responses.

The Company utilizes the National Institute of Standards & Technology Framework for Improving Critical Infrastructure Cybersecurity (“NIST Framework”), a toolkit for organizations to manage cybersecurity risk in its assessment of cybersecurity capabilities and in developing cybersecurity priorities. For operational technology (“OT”) environments, the Company guiding framework to manage cybersecurity risks associated with industrial control systems and manufacturing operations.

In addition to internal assessments, the Company’s cybersecurity strategy and capabilities are evaluated and audited against the NIST Framework, including applicable OT security controls, and industry best practices by independent, third-party, leading specialists in cybersecurity. Our CIO and senior leadership review the results of the independent assessment with the Committee, together with measures to be implemented to further strengthen the Company’s information technology and operational technology infrastructure as the Company and the cybersecurity environment evolve.

We regularly provide information technology and cybersecurity training to employees, with at least one training session per year, and regularly distribute cybersecurity safety tips. Where appropriate, specialized training and awareness activities are conducted for personnel with responsibilities for OT systems. We also conduct regular internal phishing campaigns to heighten employee awareness of cybersecurity threats. The Company utilizes best-in-industry cybersecurity tools and services for endpoint detection and response, security operations center services, vulnerability management scanning, secure e-mail gateway, identify management, single sign-on, multi-factor authentication, and privileged access management.

Our cybersecurity risk management program and strategy are designed to comprehensively address the spectrum of cybersecurity threats that confront our organization. Within this program, we integrate an analysis of the risks facing the organization to guide our preparedness against cybersecurity threats to ensure a holistic approach that encompasses cross-functional and geographical visibility under the oversight of executive leadership through regular risk management meetings. The CIO reviews the cybersecurity program initiatives and KPI’s monthly with the global security team and provides quarterly updates to the executive team, which is then reported to the Board of Directors through the CLO or directly by the CIO.

To aid our cybersecurity risk management strategy, we contract with dedicated third-party firms and assessors to identify risks and threats to our organization. These assessments adhere to leading cybersecurity standards such as the NIST Framework aligning with industry best practices. Additionally, our organization adheres to compliance with the Cybersecurity Maturity Model Certification (CMMC) and is aligning its activities with standards issued by the International Organization for Standardization (ISO) . To oversee incident response and mitigation we utilize our incident response plan and processes to standardize our processes for assessing, identifying, and managing cybersecurity incidents. This includes a comprehensive reporting structure and analysis of processes to provide visibility and determine incident business impact. Were a cybersecurity incident to occur, we have also implemented a cross-functional business team to aid in the determination of incident impact, severity, and materiality, with the support of standing external counsel and third-party incident response advisors. Additional to our third-party incident response advisors and support contracts, we undergo regular penetration tests to bolster our readiness in the event of cybersecurity incidents. Furthermore, we have also obtained cybersecurity insurance coverage to enhance protection and minimize potential financial losses arising from cyber threats.

We prioritize cybersecurity within our supply chain, both nationally and globally, by assessing our third-party cybersecurity posture to provide secure visibility with our partnerships. As part of our due diligence processes, we conduct security questionnaires and service provider reviews, to align our cybersecurity standards on the onset of our partnerships. Additionally, we collaborate closely with third-party vendors to enhance supply chain resilience. This collaboration involves leveraging their expertise to inform decision-making and enhance risk oversight processes, ensuring greater robustness, and adaptability in managing supply chain challenges.

While we maintain a strong cybersecurity posture, we continuously strive for improvement and vigilance to mitigate evolving threats within this dynamic environment and protect our stakeholders’ interests. Our organization has not experienced any unauthorized access resulting from cybersecurity incidents with a materially adverse effect on our business, operations, or financial condition and we remain cognizant of the potential impact of insufficient cybersecurity measures on our operations.

Compensation Committee

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices and ensuring executive compensation is aligned with performance. The Compensation Committee is also charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans, reviewing and retaining compensation advisers, and considering the results of the non-binding advisory say-on-pay vote and determine what adjustments, if any, are necessary or appropriate for the Company to make to its compensation policies and practices in light of the results of such vote. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking.

The Compensation Committee meets at least quarterly with the CLO, as well as in separate sessions with the Company’s external compensation consultant, to facilitate a full and candid discussion of executive performance and compensation.

Nominating & Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size, structure and diversity, director independence, our corporate governance profile and ratings, as well as sustainability strategies, initiatives, and policies. The Committee is also actively engaged in overseeing plans and risks associated with succession planning for the Board and management.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors tab of our website at investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

To ensure that demands on a director’s time will not detract from their ability to serve on our Board of Directors, our Corporate Governance Guidelines provide that non-management directors may not serve on more than four (4) public company boards, inclusive of our Board, and the Chief Executive Officer may not serve on more than two (2) public boards, inclusive of our Board. All members of our Board and the Chief Executive Officer are compliant with these guidelines.

Our Corporate Governance Guidelines also provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2026, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Mr. O’Connell served as Chair of the 2025 Annual Meeting. All members serving on the Board of Directors at the time of the 2025 annual meeting of stockholders attended the meeting.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to periodically meet in executive session during the course of each fiscal year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Independent Non-Executive Chair of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Independent Non-Executive Chair of the Board of Directors or

Non-Management Directors by going to investor.enersys.com, under the link for Governance and Documents and Charters. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to investor.enersys.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as our other officers, directors, employees, and contractors of EnerSys. The Code of Business Conduct and Ethics, is translated into nine languages, and is available on our website at www.enersys.com/code or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code of Business Conduct and Ethics for such officers will be disclosed on the Investor tab of our website at www.enersys.com or investor.enersys.com.

Sustainability Governance

EnerSys is committed to being a responsible corporate citizen by working to decrease the environmental impact of our business activities throughout our operations, enhancing workplace safety and the health and well-being of our employees, offering our employees opportunities to grow and develop their careers.

Our policies and practices aim to protect, conserve, and sustain the world’s natural resources, as well as to protect our customers and the communities in which we live and operate. We believe that the power systems and the energy management sector play a key role in finding innovative solutions to address some of the most pressing global challenges, and we are continuously working to improve the positive impact our products and services have around the world.

The Board of Directors and our CEO administer our sustainability program by which EnerSys communicates and monitors our overall strategy. The Board of Directors has revised the charter of the Nominating and Corporate Governance Committee to specifically include as one of its responsibilities assisting the Board in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding these matters that are significant to the Company. Our other Board committees also have oversight responsibility for sustainability topics under their purview. Our CLO reports to the Audit Committee of the Board of Directors on both legal, ethics and compliance matters, and environmental, health and safety matters, at each Audit Committee meeting. The Compensation Committee and the Nominating and Corporate Governance Committee have oversight of management succession and talent development. The Audit Committee and the full Board are also directly engaged with sustainability risk areas through our comprehensive enterprise risk management program.

EnerSys has been integrating sustainability considerations into our everyday operations and future business strategies, including with respect to sustainability, climate change, conflict minerals, environmental responsibility and engagement, resource use, employee and supplier selection, anti-slavery and human trafficking, battery recycling programs and environment and sustainability issues with respect to the production and life cycle of our products. Our senior management and subject matter experts meet at least quarterly, and we also maintain a sustainability team, which leads our significant efforts with respect to climate change management, product sustainability and sustainability topics in operations and supply chain management. Sustainability, including climate change impact, is integrated into our decision-making process. The team also provides input and relevant expertise to our dedicated teams focused on workforce health and safety and community engagement. We also offer a complete battery recycling program to assist our customers in preserving our environment and complying with recycling and waste disposal regulations. These various policies are available on our website at www.enersys.com.

On April 21, 2022, we published our inaugural, comprehensive 2021 Sustainability Report. In each subsequent year we have published a report covering our progress, including additional disclosures requested by customers, investors and regulators. On July 27, 2022, we first submitted our disclosures on climate to the CDP and have continued to disclose to the CDP in each subsequent year, including this past year.

EnerSys has taken several notable actions, including joining the United Nations Global Compact—solidifying its commitment to the organization’s ten sustainability principles—and the U.S. Department of Energy’s Better Plants

Program, through which the Company committed to reducing its energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline). EnerSys also signed onto the United Nations CEO Water Mandate initiative toward reducing global water stress.

The EnerSys Sustainability publications highlight how EnerSys batteries, chargers and monitoring services help its customers achieve their carbon reduction and renewable energy goals. We demonstrate how EnerSys products and services offer the reliability and power capacity needed to propel the global economy through the transition toward clean energy, electric vehicles and carbon emissions reductions.

EnerSys continues to seek out and drive internal initiatives that improve the sustainability of its operations, and support the health and well-being of its employees and communities. EnerSys recognizes disclosure as a crucial step in ensuring accountability and maintaining a positive corporate reputation.

Human Capital Management

EnerSys believes that human capital management, including attracting, developing, and retaining a high-quality workforce, is critical to our long-term success. We are committed to fostering a culture of innovation, collaboration, and continuous learning, driving sustainable growth and long-term value creation for our shareholders, employees, and stakeholders alike.

Creating a positive employee experience throughout the talent lifecycle is key to a highly stable and engaged workforce and a critical element in meeting strategic business goals. Our Board of Directors, through the Compensation Committee and the Nominating and Corporate Governance Committee, retains oversight of our human capital management process, including talent development, employee retention, and the material aspects of employee compensation, as well as our people index as an indicator of cultural health. The Nominating and Corporate Governance Committee reports on human capital matters at each regularly scheduled Board of Directors meeting. The most significant human capital measures, objectives and initiatives include the following:

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Health, Safety, and Wellness: Our fundamental responsibility as an employer is to provide a safe and healthy workplace for all our employees. This undertaking is explained further in our Safety and Health Policy. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of our manufacturing and production facilities, service centers and headquarter operations. Above all else, we are dedicated to the safety and well-being of our employees.

∎

Everywhere for Everyone: We believe that success, in part, is built on a variety of perspectives and we are committed to fostering a workplace that values individual talent, supports professional growth and ensures ample opportunities for all employees. In both our recruiting and performance processes we measure talent on their merit in terms of knowledge, skills and experience and how well they reflect our company values. We do not tolerate discrimination or harassment of any nature. Individuals are evaluated based on merit, without concern for race, color, religion, national origin, citizenship, marital status, gender (including pregnancy), gender identity, gender expression, sexual orientation, age, disability, veteran status, or other characteristics protected by law. We are committed to providing equal opportunities to every member of our workforce. We cultivate our inclusive culture with robust business resource groups.

∎

Giving Back: Through our Charitable Giving Program EnerSys is strongly committed to being an outstanding corporate citizen on a global basis in all the countries and communities where we do business. This commitment is reflected in a strong ethic for charitable contributions, endorsement of community activities, encouraging employees to give freely of their own time to serve on boards or committees for non-profit organizations and supporting educational programs in schools and colleges. We established a Corporate Giving Committee to assist the company in its philanthropic endeavors that support the communities in which we live and work. Additionally, we regularly sponsor volunteer events and fundraising campaigns, to encourage our employees to give back to our communities.

∎

People Development and Performance Management: We are committed to developing a qualified and motivated workforce to power our continued innovation and growth. We provide opportunities for employees to gain the skills and knowledge they need to advance in the Company and fulfill their personal career goals. We encourage continuous feedback between employees and managers, and employees receive formal development feedback from their manager through a quarterly 1:1 review meeting. These discussions encourage an open dialogue to identify and cultivate skills and opportunities and plan for career growth. We encourage and train our leaders to facilitate effective conversations and measure the effectiveness of these conversations by surveying our employees to monitor leadership effectiveness. In addition to training and development opportunities, all new employees are required to participate in trainings to introduce them to the EnerSys business, our strategy, culture and philosophies. We encourage all our employees to engage in ongoing training, professional development, and educational advancement programs. Through our established EnerSys Academy, we provide employees worldwide with resources to expand their skills and knowledge on a broad scope of relevant topics, to promote their growth and development.

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Compensation and Benefits: To attract, retain and recognize talent, we aim to ensure merit-based compensation practices and strive to provide competitive compensation and benefit packages to our workforce. We provide employee wages that are consistent with employee positions, skill levels, experience, knowledge, and geographic location. We align our executives’ and eligible employees’ annual bonus opportunity and long-term equity compensation with our stockholders’ interests by linking realizable pay with company financial performance. In addition, we perform annual pay equity studies to evaluate our global pay practices across the organization and routinely audit pay practices globally to ensure compliance with local, state, municipality, country and/or federal law.

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. O’Connell for his service on the Board of Directors for fiscal year 2026.

For fiscal year 2026, our Compensation Committee retained the services of FW Cook, as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 31, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information, including the applicable peer group data, and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. In assessing non-employee director compensation, we utilize the same peer group that is used for executive compensation and is described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 31. The Compensation Committee reviews, and the Board of Directors approves the non-employee director compensation program annually, which is then in effect from annual meeting to annual meeting.

Cash Compensation

The cash elements of the non-employee director compensation program recommended by the Compensation Committee and approved by the Board in fiscal year 2026, which became effective immediately following the 2025 annual meeting of stockholders, were changed from the previous year as follows:

∎	Annual retainer—$100,000 per year

∎	Committee meetings—$1,500 each

∎	Independent Non-Executive Chair—additional $150,000 per year (paid 50% in deferred stock units and 50% in cash)

∎	Audit Committee Chair—additional $22,500 per year

∎	Compensation Committee Chair—additional $17,500 per year

∎	Nominating and Corporate Governance Committee Chair—additional $17,500 per year

Equity Compensation

For fiscal year 2026, each non-employee director received an award of deferred stock units, with a grant date fair market value of $165,000, which was increased from fiscal year 2025. Deferred stock units are immediately vested on the date of the grant and are payable in shares of our common stock six months after termination of service as a director unless payout is otherwise further deferred by a director pursuant to elections made in the year prior to the year of grant.

We make all equity awards to non-employee directors under our stockholder-approved equity incentive plan, which we describe on page 38, and in accordance with our policy on granting equity awards, which we described on page 41. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k)-retirement plan, or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to any amount of deferred fees, whether or not allocated to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in the matching contribution upon our change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a non-qualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each individual serving as a non-employee director during fiscal year 2026 has achieved or is on target to achieve the investment level established by the stock ownership guidelines.

Hedging and Pledging Prohibition

As with our employees, we do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2026

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2026. None of our non-employee directors received option awards, non-equity incentive plan compensation, above market or preferential earnings on any non-qualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2026.

Name	Fees Earned in Cash	Stock Awards (1)(2)	Total
Caroline Chan	$108,621	$199,613	$308,234
Steven M. Fludder	$131,277	$199,613	$330,889
David C. Habiger	$108,621	$221,011	$329,632
Howard I. Hoffen	$102,621	$199,613	$302,234
Lauren Knausenberger	$102,621	$219,965	$322,587
Tamara Morytko	$108,621	$221,011	$329,632
Paul J. Tufano	$171,621	$324,477	$496,098
Ronald P. Vargo	$128,587	$203,353	$331,940
Rudolph Wynter	$125,277	$224,404	$349,680

(1)	Directors Habiger, Knausenberger, Morytko, Tufano, Vargo, and Wynter each hold unvested stock units, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units Under the Director Plan
David C. Habiger	110
Lauren Knausenberger	105
Tamara Morytko	109
Paul J. Tufano	175
Ronald P. Vargo	24
Rudolph Wynter	126

(2)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2026 as described above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2026, included in our Annual Report on Form 10-K, filed on May 20, 2026.

(3)

Directors Habiger, Knausenberger. Morytko, Tufano, Vargo and Wynter each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral, and any unvested amounts are cancelled upon termination of service as a director. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan (3)	Matching Contribution Added to Director Plan (3)
David C. Habiger	813	161
Lauren Knausenberger	768	153
Tamara Morytko	813	161
Paul J. Tufano	1,291	257
Ronald P. Vargo	156	31
Rudolph Wynter	938	186

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2027. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2026. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Ronald P. Vargo (Chair), Steven M. Fludder, Lauren Knausenberger, Tamara Morytko, and Rudolph Wynter. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors— Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2026, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and the overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certification.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2026, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2025, and March 31, 2026, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

Description of Fees	Year Ended
	March 31, 2026	March 31, 2025
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$5,329,000	$5,654,000
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$13,000	$13,000
Tax Fees, including fees associated with income tax compliance, advice, and planning	$0	$0
All Other Fees	$3,600	$5,200
Total	$5,345,600	$5,672,200

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2026, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2025 and 2026.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chair of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2027

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2027. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Ronald P. Vargo, Chair

Steven M. Fludder

Lauren Knausenberger

Tamara Morytko

Rudolph Wynter

EXECUTIVE OFFICERS

Below are the biographies of our current Executive Officers, other than Mr. O’Connell, whose biography is included under “Board of Directors.”

Andrea J. Funk, age 56, Executive Vice President & Chief Financial Officer. Ms. Funk has served as our Executive Vice President & Chief Financial officer since April 1, 2022. She joined EnerSys in December 2018 as Vice President Finance, Americas. Prior thereto, from 2013 to 2018, she served as the Chief Executive Officer for Cambridge Lee Industries LLC, and as its Chief Financial Officer and Treasurer from 2011 to 2013. Ms. Funk has served in positions of increasing responsibility at Carpenter Technology, Arrow International, Rhone-Poulenc Rorer, Bell Atlantic Corporation and Ernst & Young. Since July 2017, she has served on the Board of Directors of Crown Holdings Inc., a packaging company whose shares are traded on The New York Stock Exchange, and is a member of its Audit and Compensation Committees. Ms. Funk holds a Master of Business Administration degree from The Wharton School of Business and a Bachelor of Science degree in accounting from Villanova University and was a certified public accountant.

Keith D. Fisher, age 51, President Network & Infrastructure Solutions. Mr. Fisher has served as our President Network & Infrastructure Solutions since May 2026. He previously served as President, Energy Systems Global from January 2025 to May 2026. Prior to joining EnerSys, he had a 27-year distinguished career at Honeywell, where he served in various roles throughout the organization, most recently as President of Honeywell Intelligrated from February 2022 through December 2024, Vice President & General Manager of Honeywell Building Solutions from May 2019 through January 2022, and Vice President & General Manager of Honeywell Aerospace Mechanical Components & Systems from February 2011 through April 2019. He has effectively led multi- billion-dollar businesses across several strategic business units, demonstrating his capacity to scale and optimize operations in various industry cycles and market conditions. Keith received his Master of Business Administration degree from Emory University, and his Bachelor of Science degree in Materials Science and Engineering from Lehigh University.

Mark E. Matthews, age 53, Chief Technology Officer and President Precision Power Solutions. Mr. Matthews has served as our Chief Technology Officer since August 2025 and President Precision Power Solutions since May 2026. From April 2024 to May 2026, Mr. Matthews served as President, Specialty Global. He previously served as Acting Chief Technology Officer beginning in March of 2025 and Senior Vice President, Specialty Global from July 2020 to April 2024, and held roles of increasing responsibility since joining EnerSys in 2016, including Vice President, EnerSys Advanced Systems and Senior Director of Sales and Marketing. With over 30 years of experience in energy storage and lithium battery technology, he brings expertise in lithium-ion chemistry, energy system design, and commercial strategy. Mr. Matthews’s career consists of numerous achievements and contributions in the energy storage and lithium battery technology industry, including designing a patented battery powered energy distribution system. Prior to joining EnerSys, he held a variety of management positions including as chief executive, president, and general manager, with leadership roles in quality and product management, sales, engineering, and research and development. His prior work also includes developing technology that integrates renewable energy generation with energy storage and power distribution to reduce demand charges and utility costs. Mr. Matthews earned a Bachelor of Science Degree in Engineering Management, with an emphasis in chemical engineering, from Missouri University of Science and Technology.

Chad C. Uplinger, age 54, President Industrial Mobility Solutions. Mr. Uplinger has served as our President Industrial Mobility Solutions since May 2026. From November 2023 to May 2026, Mr. Uplinger served as President, Motive Power Global. Prior to that he served as Vice President, Motive Power, Americas since November 2017. In this capacity, he led the team that successfully launched Thin Plate Pure Lead (TPPL) maintenance-free energy storage solutions into the material handling market, marking a turning point in EnerSys’ journey converting customers to maintenance-free power solutions in the industry. Prior to that, he was the General Manager of Motive Power Specialty Markets since April 2013 and District Manager in the Mid-Atlantic Region since April 2002. Mr. Uplinger began his career with EnerSys in 1999 and has held various roles in sales and marketing throughout the Motive Power business. Mr. Uplinger earned a Bachelor of Science in Marketing Management from PennWest California.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation provided in fiscal year 2026 to our named executive officers. The discussion below includes financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures include “EBITDA,” “adjusted operating earnings,” “adjusted EBITDA,” “adjusted diluted earnings per share” and “free cash flow.” Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for additional information and, except as otherwise described below, to Exhibit 99.1 to our Current Report on Form 8-K filed on May 20, 2026 for a reconciliation of the non-GAAP measures to the comparable GAAP measures.

Business Overview

EnerSys is a global leader in stored energy solutions helping industrial, infrastructure and defense customers address critical power and operational needs with batteries, chargers other power equipment. The company delivers integrated solutions that combine energy storage technologies, power electronics, software-enabled intelligence, technical expertise and comprehensive global customer support. EnerSys supports customers across communications networks, data centers, energy infrastructure, material handling, transportation, aerospace and defense — including applications where power continuity is essential. Serving customers in more than 100 countries, EnerSys helps organizations manage energy more reliably, efficiently and intelligently in complex operating environments where uptime, safety and resilience matter.

Our strategy is to continue to develop innovative energy solutions and expand into new markets through increased investment in research and development (R&D) and through acquisitions. Our R&D is focused on integrated technology solutions for energy storage, power electronics, battery energy storage systems and AI-enabled software services. Our R&D processes are based on an efficient design methodology that enables us to leverage our core technology platforms across our served end-markets, resulting in a faster time to market with customer-centered new product innovations. Over the past decade, our acquisitions have allowed us to expand our product and service offerings, providing expanded opportunities in our existing markets such as communications networks, data centers, industrial power and utilities, material handling, aerospace and defense, and commercial transportation fleets. We are focused on advanced technologies that enable us to add customer value through a premium technology and services stack, building on our legacy and next-gen solutions portfolio.

Fiscal Year 2026 Named Executive Officers

For fiscal year 2026, our named executive officers (NEOs), including our former President and Chief Executive Officer, whose compensation is included in the Summary Compensation Table, consist of the following individuals:

∎	Shawn M. O’Connell, President and Chief Executive Officer

∎	Andrea J. Funk, Executive Vice President & Chief Financial Officer

∎	Chad C. Uplinger, President Industrial Mobility Solutions

∎	Keith D. Fisher, President Network & Infrastructure Solutions

∎	Mark E. Matthews, Chief Technology Officer and President Precision Power Solutions

∎	David M. Shaffer, former President and Chief Executive Officer (retired effective May 22, 2025)

Fiscal Year 2026 Performance

Fiscal 2026 full year net sales of $3.8 billion were up 4% year-over-year, as improvements in price and mix, an increase of foreign currency translation, and our recent acquisition, were partially offset by lower volumes. Our fiscal year 2026 operating earnings were $426 million compared to $465 million in fiscal year 2025, our EBITDA was $512 million and 14% of net sales, compared to $559 million and 15% of net sales in fiscal year 2025, and our diluted earnings per share was $7.70 compared to $8.99 in fiscal year 2025. Our fiscal year 2026 operating earnings were $540 million compared to $528 million in fiscal year 2025; our adjusted EBITDA was $602 million and 16% of net sales compared to $589 million and 16% of net sales in fiscal year 2025, and our adjusted diluted earnings per share was $10.56 compared to $10.15 in fiscal year 2025. During fiscal year 2026, we generated free cash flow of $467.6 million. At March 31, 2026, we had $439 million of cash on hand and our net leverage ratio was 1.1x EBITDA (per U.S. Credit Agreement), compared to 1.3x at March 31, 2025. The Compensation Committee considered these performance results when evaluating fiscal year 2026 compensation outcomes.

Sustainability Progress

Robust sustainability disclosure is critical for ensuring accountability and maintaining and reinforcing our corporate reputation. With the ongoing strategic oversight of our executive Sustainability Steering Committee, we continued to make progress toward our sustainability goals. We continued our efforts to align our disclosures with the European Sustainability Reporting Standards as required by the Corporate Sustainability Reporting Directive well ahead of the required schedule. We published our Climate Action Plan Roadmap, providing a detailed plan of our path toward achieving Scope 1 and Scope 2 greenhouse gas neutrality aligned with our long-term climate goals.

We have received multiple external recognitions for our sustainability efforts, including, the Better Project Award and the Better Practice Award from the U.S. Department of Energy (DOE) Better Plants Program for the implementation of an energy-saving Building Management System and the creation of a Green Revolving Fund, respectively.

Fiscal Year 2026 Compensation Actions

Our executive compensation program is structured to support our vision to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We designed the program to link executive compensation to our financial performance and use equity compensation to closely align the interests of management with those of our stockholders. The Compensation Committee evaluates our overall performance in making decisions on the executive compensation program.

Management Incentive Plan Payouts were Above Target

Our cash annual incentive plan results for fiscal year 2026 are summarized below. The Committee approved the final annual incentive payouts at above-target based on performance against the pre-established MIP goals:

Incentive Plan	Incentive Plan Metrics	Results

Fiscal Year 2026 Management Incentive Plan (MIP)	60% Adjusted Operating Earnings 20% Primary Operating Capital 20% Non-Financial Transformational Quantitative Goals	Payout = 141.5% of Target

Program Structure Unchanged

We made no substantive changes to our incentive plan designs for fiscal year 2026 as compared to fiscal year 2025.

The fiscal year 2026 MIP measured adjusted operating earnings, primary operating capital, and non-financial transformational quantitative (NFTQ) goals, which are milestones that align with the achievement of our five-year strategic plan. The plan was intended to focus management on expense control, profitability, cash generation and preservation, and continued investment in our new product lines. At the time that the goals were set, the Committee also considered the economic environment and the businesses of our vendors and customers.

The Committee determined that the long-term incentive program should continue to support the Company’s multi-year strategic objectives while also recognizing the ongoing uncertainty in the current economic environment.

Half of the long-term value was provided in the form of premium-priced stock options, to ensure that a meaningful portion of the program was at-risk and performance-based, creating value only if our stock price appreciates above a premium exercise price. We selected premium-priced options with a 10-year term to continue to align and incentivize management with the execution and achievement of the Company’s business strategy and financial model.

The remaining portion of the long-term program was provided in the form of restricted stock units (RSUs) to support the retentive impact of the overall program and to provide further shareholder alignment. The Committee views RSUs as a critical component of the overall program given significant retention challenges in the current labor market.

Summary of Other Major Program Elements

Other significant elements of our compensation program that reinforce stockholder alignment, our pay-for-performance objectives, and demonstrate the Compensation Committee’s commitment to strong governance practices include:

∎

an independent Compensation Committee makes the compensation decisions for our named executive officers, excluding our Chief Executive Officer who is approved by the independent members of the Board of Directors, and the Committee engages an independent compensation consultant to assist in making such decisions;

∎

we require that a majority of pay be at-risk, approximately 84% of fiscal year 2026 target total pay was at-risk or variable for our Chief Executive Officer (73% on average for our other named executive officers);

∎

we require that a majority of pay be tied to long-term performance, 63% of fiscal year 2026 target total pay was granted in the form of long-term incentives for our Chief Executive Officer (approximately 50% on average for other named executive officers);

∎	we maintain robust stock ownership guidelines for executives;

∎	we prohibit hedging and pledging of our stock;

∎	we maintain an SEC and NYSE compliant clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

∎	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

∎	the Compensation Committee conducts a risk assessment of our compensation program at least annually, to confirm that the program does not encourage excessive risk-taking;

∎

our equity awards have double trigger vesting acceleration in the event of a change in control (i.e., a qualifying termination of employment plus the occurrence of a change in control) and we do not provide for any automatic single trigger payments or benefits;

∎	our executive severance arrangements do not provide for excise tax gross ups; and

∎	we do not provide excessive perquisite or benefit programs, nor do we offer supplemental retirement plans.

Results of 2025 Advisory Vote on Executive Compensation—Say-on-Pay

At our annual meeting of stockholders held on July 31, 2025, 91.1% of votes cast by stockholders approved the advisory resolution on our executive compensation. The Compensation Committee considered this high approval rate by the stockholders in establishing the compensation programs for fiscal year 2026 and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

At our 2026 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3 beginning on page 63.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

∎

Compensation should align the interests of employees, particularly executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are each in a position to have greater influence on longer-term results.

∎

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results in addition to individual geographic or product line results.

∎

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect Company-wide results.

∎

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

∎

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay by contributing to the achievement of our strategic and operational goals.

∎

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, annual incentive opportunity, and equity incentive compensation annually, with guidance from the Compensation Committee’s independent compensation consultant, FW Cook. The independent members of the Board of Directors review and approve the Chief Executive Officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of FW Cook. The Compensation Committee considers a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those factors are:

∎

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures as a focal basis for our executive compensation program in various ways. In establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and total shareholder return (TSR). Additionally, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of, and conditions to, payments under our MIP and the payout of our equity awards is based on the value of our common stock.

∎

Assessment of Individual Performance. Individual performance affects the compensation of all our employees, including the named executive officers. In addition, the Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by FW Cook, and the Compensation Committee considers them in recommending the CEO’s compensation for the independent members of the Board of Directors review and approval. Compensation levels for the other named executive officers are approved by the Compensation Committee in consideration of recommendations from the CEO as well as its own review of individual performance.

∎

Peer Group. The Compensation Committee assessed our compensation programs for fiscal year 2026 against the programs of a peer group consisting of the following companies, which are broadly similar with respect to industry sector, business characteristics, revenues (range from $1.6 billion to $5.8 billion, with a median of $3.6 billion) and twelve-month average market capitalization (range from $2.1 billion to $22.8 billion, with a median of $9.4 billion). At the time of the study, EnerSys’ revenues were $3.6 billion, and market capitalization was $4.2 billion.

Our peer group that was used for informing executive compensation decisions for fiscal year 2026 was comprised of the following companies:

Acuity Brands, Inc.	ITT Inc.
Advanced Energy Industries Inc.	Lincoln Electric Holdings
Atkore	Littelfuse, Inc.
Belden Inc.	Regal-Rexnord Corporation
Donaldson Company, Inc.	Sensata Technologies Holding
Generac Holdings	SPX Technologies
Flowserve Corporation	Watts Water Technologies, Inc.
Hubbell Incorporated	Woodward, Inc.

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels and the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Market data is one of several factors that is used to evaluate compensation levels; other factors may include individual and Company performance, industry identity, experience in the role, responsibility level, and internal equity.

The Compensation Committee believes that this competitive level of target pay opportunities for incentive compensation is appropriate in light of our rigorous goal-setting approach under the annual incentive plan and our emphasis on at-risk pay and long-term incentives that support stockholder value creation. The Compensation Committee also believes this compensation structure is aligned with our executive compensation philosophy.

Components of Executive Compensation

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each named executive officer’s base salary should be increased based on individual performance, as well as whether the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities. The independent members of the Board of Directors review and approve the Chief Executive Officer’s base pay, bonus, and equity incentive compensation annually.

The Compensation Committee annually sets the base salaries of our named executive officers (excluding the Chief Executive Officer who is reviewed and approved by the independent members of the Board of Directors) with assistance from the Compensation Committee’s independent compensation consultant and solicits recommendations from the Chief Executive Officer for our named executive officers, other than the Chief Executive Officer.

For fiscal year 2026, after considering the factors described above, including each executive’s current responsibilities, individual performance and contributions to the business, the Compensation Committee approved the following base salary adjustments.

The base salaries of each of the named executive officers for fiscal years 2025 and 2026 are shown in the chart below in U.S. Dollars as of the end of the fiscal year.

Name	2026	2025	% Change

Shawn M. O’Connell (1)	$950,000	$700,000	35.71%

Andrea J. Funk	$750,000	$600,000	25.00%

Keith D. Fisher (2)	$580,000	$580,000	0.00%

Mark E. Matthews	$450,000	$415,000	8.43%

Chad C. Uplinger	$450,000	$415,000	8.43%

David M. Shaffer (3)	$1,070,000	$1,070,000	0.00%

(1)	Mr. O’Connell’s salary was increased upon promotion to President and Chief Executive Officer on May 23, 2025.
(2)	Mr. Fisher’s base salary was set in connection with his hire date in January 2025 and he was not eligible for a merit increase in July 2025.
(3)	Mr. Shaffer, our former President and Chief Executive Officer, announced his intent to retire in November 2024 and retired May 22, 2025.

Management Incentive Plan (MIP)

Under our MIP, our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial and strategic goals, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, has a threshold, target, and maximum cash bonus opportunity, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases these opportunities on various factors, including each participant’s job responsibilities, position within our organization, and competitive data. The bonus opportunities are stated as a percentage of base salary. In establishing the goals, the Committee gives significant consideration to our prior year’s performance and expected business conditions. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee may, at its discretion, adjust an individual’s actual payout under the MIP based on such individual’s performance. For fiscal year 2026, Mr. O’Connell’s target bonus (as a percentage of base salary) was increased from 85% to 115% as of May 23, 2025 in connection with his promotion. The target was then pro-rated for his time served in each role during fiscal 2026 when calculating his final payout.

Each year, the Committee also reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. The adjustments identified by the Committee at the beginning of fiscal year 2025 included expenses related to merger and acquisition activity, unbudgeted supply chain impacts, the impact of restructuring programs, lithium-ion plant preparation expenses, goodwill and intangible asset charges, the impact of tax or accounting changes, including the Inflation Reduction Act, unplanned legal settlements, the effects of foreign currency fluctuations, and lithium sourcing start-up costs. The Committee also reserves the right to make adjustments with respect to other extraordinary, non-recurring items if there is valid business rationale. There were no such adjustments for fiscal year 2026.

Fiscal Year 2026 MIP Targets and Payout

For fiscal year 2026, the Compensation Committee selected adjusted operating income, primary operating capital, and several non-financial transformational quantitative (NFTQ) objectives that were directly aligned with the achievement of our five-year strategic plan. Adjusted operating income and primary operating capital focused on improving both our core operating earnings and balance sheet strength, respectively. The non-financial component was designed to focus management on the critical strategic goals that support new product development and our transformational business strategy. Overall, the Committee believes that the mix of performance metrics supported the objectives of the business established for fiscal year 2026, which were expense control, profitability, cash generation and preservation, and continued investment in our new product lines.

The Compensation Committee established the following framework for awards in fiscal year 2026:

∎

Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus opportunities for fiscal year 2026 were 15%, 100%, and 200% of target, respectively, which were the same as in fiscal year 2025.

∎

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2026 performance measures, comprised of a mix of financial and NFTQ goals as follows:

	Metric	Philosophy / Methodology

Financial	Adjusted Operating Earnings Primary Operating Capital	Focus on growth, expense control, and ultimately, profitability Focus on sales, cash generation and strengthening the balance sheet

Network & Infrastructure Solutions non-financial transformational quantitative (NFTQ)	XM Edge Project	Develop Next Generation XM4 power supply utilizing switched mode power conversion technology enabling dual voltage capability to enable significant broadband cable network efficiency improvements and higher network power consumption

Network & Infrastructure Solutions (NFTQ)	Data Center Lithium System Project	Develop viable end market solution to address data center market needs and acceptance

Industrial Mobility Solutions (NFTQ)	Battery Energy Storage System Project	Motive Power Battery Energy Storage System (BESS) through SOP and deliver at least one unit to a customer

Industrial Mobility Solutions (NFTQ)	Internet of Things Ecosystem Project	Demonstrate the ability to monetize the work done for IoT capability with one POC to a customer paying for managed service

Precision Power Solutions (NFTQ)	6T Lithium Launch Project	Launch MIL STD: MIL-PRF-32565C, Type: 2B battery

Company Wide (NFTQ)	Sustainability Report	Publish a sustainability report aligned with at least 60% of EU CSRD requirements 1 year in advance of regulatory obligation

For fiscal year 2026, the total payout as a percentage of target was 141.5%, as shown in the chart and discussed below.

			Performance Goal Range and Payout			Performance Payout Full Year % of Goal (1)
Performance Metrics	Weighting		Minimum (15%)	Target (100%)	Maximum (200%)

Adjusted Operating Earnings (In Millions)	60%	Goal	$493	$533	$573	$547,318 (2) 136%

Primary Operating Capital (3)	20%	Goal	25.9%	25.4%	24.9%	25.4% 100%

NFTQ Goals	20%	# of Goals Achieved	2	4	6	6 200%

			Overall Payout % of Goals			141.5%

(1)

The Committee believes the analysis of financial measures reflecting non-GAAP adjustments provides important supplemental information in evaluating the operating results as distinct from results that include items that are not indicative of ongoing operating results and overall business performance. This analysis and adjustments are items that were consistent with the objectives underlying our predetermined performance goals identified by the Committee at the beginning of fiscal year 2026.

(2)	For fiscal year 2026, non-GAAP adjustments to operating earnings included fiscal year adjusted operating earnings of $540.2 million with agreed addback of lithium plant expenses of ($7.1) million.
(3)

We define primary operating capital as accounts receivable, plus inventories, minus accounts payable. The resulting net amount is divided by the trailing three-month net sales (annualized) to derive a primary operating capital percentage. We believe these three elements included in primary operating capital are most operationally driven, and this performance measure provides us with information about the asset intensity and operating efficiency of the business on a company-wide basis so that management can monitor and analyze trends over time.

The adjusted operating earnings goal for fiscal year 2026 was set above fiscal year 2025 actual performance, which was a rigorous goal given the ongoing challenges and volatility with sourcing supply, labor, inflation and related global market recoveries. The primary operating capital performance goal for fiscal year 2026 was also set above fiscal year 2025 actual performance, requiring improved results despite ongoing challenges market dynamics and changes in sales.

The 2026 MIP payouts were made in May 2026. The amounts earned by each named executive officer for fiscal year 2026 performance can be found under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Name	FY’26 MIP Target	FY’26 MIP Actual Payout
Shawn M. O’Connell	$1,021,622	$1,445,360
Andrea J. Funk	$ 712,603	$1,008,169
Keith D. Fisher	$ 406,006	$ 574,405
Mark E. Matthews	$ 308,891	$ 437,010
Chad C. Uplinger	$ 308,892	$ 437,011
David M. Shaffer	$ 182,926	$ 258,798

Long-Term Equity Incentive Compensation

The Compensation Committee may grant various types of equity awards as long-term incentive compensation to our named executive officers under the 2023 Equity Incentive Plan. For fiscal year 2026, the Committee reviewed the long-term incentive program and determined that the mix used in fiscal year 2025 continued to be appropriate and supports the Company’s business strategy. An overview of the program is as follows:

Long-Term Grant Type	Weighting	Description

Premium-Priced Stock Options	50%	∎ Exercise price set at a 10% premium to the fair market value on the grant date ∎ Vesting in annual increments over three years ∎ 10-year exercise term

Time-Vested RSUs	50%	∎ Vesting in annual increments over four years

Stock options align employee incentives with stockholders because options have value only if the stock price increases above the exercise price over time.

The non-qualified stock options that the Compensation Committee approved for fiscal year 2026 each have a 10-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, plus a 10% premium, encourage participants to focus on long-term performance and growth.

Time-vested RSUs support the retention of our executives and also align employee incentives with stockholders because their value depends on our stock price. RSUs vest in 25% annual increments over four years and have a longer vesting period than the stock options because their primary purpose is for retention.

On May 14, 2025, the Compensation Committee approved the value of fiscal year 2026 equity awards, which we granted on August 8, 2025. In addition, in connection with the leadership transition and the Committee’s assessment of retention needs for the Chief Financial Officer role, the Committee approved a one-time off-cycle RSU grant to Ms. Funk on May 23, 2025. This award vests over four years and was intended to support continuity. Commensurate with Mr. Shaffer’s retirement on May 22, 2025, the Compensation Committee, in its discretion granted under the Company’s Equity Incentive Plan, granted Mr. Shaffer continued vesting of certain of his then outstanding equity awards, which the Compensation

Committee has done, from time to time, in connection with a retirement. The regular annual fiscal year 2026 equity awards granted to each of the named executive officers were as follows:

Name	Number of Stock Options (1)	Number of Restricted Stock Units (2)	Total Value (3)

Shawn M. O’Connell	65,161	23,536	$4,500,000

Andrea J. Funk (4)	28,960	10,460	$2,000,000

Keith D. Fisher	14,480	5,230	$1,000,000

Mark E. Matthews	14,480	5,230	$1,000,000

Chad C. Uplinger	14,480	5,230	$1,000,000

(1)

The exercise price of each premium-priced stock option is $105.16, which is the closing price on August 8, 2025, the date of grant, plus a 10% premium. The value of each premium-priced stock option was $34.53. We determined the total value of each premium-priced stock option using a Black-Scholes valuation model.

(2)	The value of each restricted stock unit was $95.60, the closing price on August 8, 2025, the date of grant.
(3)

The total value is the sum of the value of the premium-priced stock options and restricted stock units, determined as of August 8, 2025, the date of grant. Final award values may vary slightly due to fractional shares and rounding.

(4)	Ms. Funk also received in May 2025 a special one-time grant of 18,694 restricted stock units with a value of approximately $1,500,000, which is not reflected in this table.

Deferred Compensation Plan

We maintain the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon our change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k)-retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts into restricted stock units awarded under our 2023 Equity Incentive Plan. If a participant elects to defer into restricted stock units, we will make an additional matching contribution of restricted stock units in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the restricted stock unit deferral account. The 20% matching contribution will vest three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All restricted stock units under the Deferred Compensation Plan are payable in shares of our common stock.

The Deferred Compensation Plan is a non-qualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Mr. Fisher is our only named executive officer currently participating in the Deferred Compensation Plan.

Employment and Related Agreements

We maintain severance agreements with each of Ms. Funk, Mr. O’Connell, Mr. Fisher, Mr. Matthews and Mr. Uplinger, which provide for severance benefits upon a qualifying termination of employment in connection with a change in control.

We describe these agreements under the heading “Employment Agreements.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, access to an employee assistance program to support the wellbeing of our employees, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long- term disability insurance coverage, and participate in a 401(k)-retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k)-retirement plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits. We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car, family travel benefits to business functions, relocation expense reimbursement, and airline membership dues.

The Compensation Committee has determined that each of these benefits has a valid business purpose. Additional information about these perquisites is provided in the footnotes of the Summary Compensation Table.

Other Matters
Clawback Policy
We have historically maintained a Clawback Policy applicable to our executive officers in the event of a financial restatement, and in August 2023 we approved a new clawback policy in its place, consistent with the rules and regulatory requirements adopted by the SEC and the NYSE. Pursuant to our Clawback Policy as now in effect, the Company must recover erroneously awarded incentive-based compensation from executive officers after an accounting restatement, regardless of the fault of the executive and without the use of the Compensation Committee’s discretion (subject to certain limited exceptions specified under the NYSE rules).
The Clawback Policy applies to current and former executive officers subject to Section 16 of the Exchange Act, including each of our named executive officers. All equity awards granted under our 2023 Equity Incentive Plan, our Amended and Restated 2017 Equity Incentive Plan, and for participants in those plans who still hold awards under our Amended and Restated 2010 Equity Incentive Plan, all such time- and performance-based awards are subject to the Policy, as well as any cash incentive bonuses. Pursuant to this Policy, in the event of a financial restatement, the Board will recover, on a reasonably prompt basis, the amount of any incentive-based compensation received by any executive officer during a preceding three fiscal year period that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements.
Policy on Granting Equity Awards
We have a written equity award policy that provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.
Our policy requires that the exercise price of stock options be no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the annual meeting that our stock trading window is open and that is not otherwise within our stock trading blackout policy. Our policy also states that we will not purposely accelerate or delay the public release of material information in consideration of a pending equity grant in order to allow an award recipient to benefit from a more favorable stock price. During fiscal year 2026, we did not make any grants of stock options within four days before or less than one day after the release of material non-public
information. These procedures provide assurance that grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.
Hedging and Pledging Prohibition
We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost
collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.
Stock Ownership Guidelines and Holding Requirement
We maintain stock ownership guidelines for both executives and non-employee
directors. We intend that the guidelines align the interests of our executives and non-employee
directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect each individual to achieve such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result is subject to a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax
profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates ownership levels on a quarterly basis. As of March 31, 2026, all of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines.
We describe the stock ownership guidelines for our
non-employee
directors under “Director Compensation.”

Review of Compensation Policies and Practices in Relation to Risk
During fiscal year 2026, the Compensation Committee, with the assistance of FW Cook, conducted a review of our compensation policies and practices to confirm they do not motivate imprudent risk taking. The review included all of our cash and equity-based incentive plans, including those applicable below the executive level, as well as other compensation-related policies and practices, such as stock ownership guidelines, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.
The Compensation Committee evaluated these policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and that they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, payout opportunities, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial
metrics, and determinations based upon formulas and discretion. Based on this assessment, we concluded that our compensation program is appropriately balanced and that we do not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 31 to 42. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, for filing with the Securities and Exchange Commission.

Compensation Committee

Steven M. Fludder, Chair

Caroline Chan

Dave Habiger

Tamara Morytko

Ronald P. Vargo

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2024, 2025, and 2026, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who had served in fiscal year 2026 or are currently serving in their capacity as of March 31, 2026. We collectively refer to these individuals as the “named executive officers.” We did not pay any discretionary bonuses, nor did we maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2024, 2025, or 2026; accordingly, we have omitted the “Bonus” and “Change in Pension Value and Non-qualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total

Shawn O’Connell	2026	$914,015	$2,250,000		$2,250,000		$1,445,360	$259,237	(3)	$7,118,612

President & CEO	2025	$700,000	$700,000		$700,000		$630,756	$40,930		$2,771,686
	2024	$575,026	$500,000		$500,000		$472,842	$19,834		$2,067,702
Andrea J. Funk	2026	$712,500	$2,500,000		$1,000,000		$1,008,169	$39,316	(4)	$5,259,985

Executive Vice President and CFO	2025	$600,000	$700,000		$700,000		$922,433	$31,775		$2,954,208
	2024	$584,064	$612,500		$612,500		$502,469	$24,963		$2,336,496
Keith D. Fisher	2026	$580,008	$500,000		$500,000		$574,405	$348,041	(5)	$2,502,454

President Network & Infrastructure Solutions	2025	$145,002	$1,750,000		$500,000		$129,234	$253,750		$2,777,986
	2024	$0	$0		$0		$0	$0		$0
Mark E. Matthews	2026	$441,250	$500,000		$500,000		$437,010	$27,701	(6)	$1,905,961

CTO and President Precision Power Solutions	2025	$0	$0		$0		$0	$0		$0
	2024	$0	$0		$0		$0	$0		$0
Chad C. Uplinger	2026	$441,250	$500,000		$500,000		$437,011	$30,354	(7)	$1,908,615

President Industrial Mobility Solutions	2025	$411,315	$500,000		$500,000		$375,863	$32,929		$1,820,107
	2024	$400,258	$245,000		$105,000		$224,652	$29,688		$1,004,598
David M. Shaffer	2026	$154,015	$7,704,816	(9)	$5,988,878	(9)	$258,798	$181,974	(8)	$14,288,481

Former President & CEO	2025	$1,070,000	$2,850,000		$2,850,000		$1,664,385	$42,011		$8,476,396
	2024	$1,040,000	$2,650,000		$2,650,000		$1,548,597	$42,652		$7,931,249
(1)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2024, March 31, 2025, and March 31, 2026, for the assumptions made in calculating these amounts.

(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)

Consists of reimbursed relocation expenses in the amount of $220,161; our 401(k) plan matching contributions in the amount of $23,966; personal use of company-provided automobile in the amount of $10,892; family guest trip expense reimbursement in the amount of $3,624; and airline membership dues.

(4)

Consists of our 401(k) plan matching contributions in the amount of $23,250; personal use of company-provided automobile in the amount of $7,848; family guest trip expense reimbursement in the amount of $6,968; and electricity stipend for electric vehicle of $1,250.

(5)

Consists of reimbursed relocation expenses in the amount of $308,902; our 401(k) plan matching contributions in the amount of $24,032; personal use of company-provided automobile in the amount of $12,263; family guest trip expense reimbursement in the amount of $2,144; and electricity stipend for electric vehicle of $700.

(6)

Consists of reimbursed relocation expenses in the amount of $7,286; our 401(k) plan matching contributions in the amount of $16,350; and personal use of company-provided automobile in the amount of $4,065.

(7)	Consists of our 401(k) plan matching contributions in the amount of $13,704; car allowance in the amount of $15,450, and electricity stipend for electric vehicle of $1,200.
(8)

Consists of paid time off reimbursement of $102,885; our 401(k) plan matching contributions in the amount of $4,950; value of company-provided automobile in the amount of $53,344; spouse/family travel expenses in the amount of $6,304; company subsidized COBRA coverage in the amount of $14,291; and electricity stipend for electric vehicle.

(9)

The above amounts represent the value of awards that continued to vest in connection with Mr. Shaffer’s retirement on May 22, 2025 as discussed above under the heading “Long-Term Equity Incentive Compensation.” All amounts have been calculated in accordance with ASC Topic 718.

Employment Agreements

Severance Letter Agreement with Ms. Funk

We entered into a severance letter agreement with Ms. Funk on April 1, 2022, which letter agreement provides for severance benefits upon termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. The severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with these executives, to provide certain payments upon a termination of employment in connection with a change in control.

Severance Letter Agreement with Mr. O’Connell

We entered into a severance letter agreement with Mr. O’Connell on April 1, 2019, which letter agreement provides for severance benefits upon termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. The severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following termination of employment for any reason.

Effective upon Mr. O’Connell’s appointment as President and Chief Executive Officer on May 23, 2025, this severance letter agreement was amended to, among other things, (a) increase the amount of the lump sum paid thereunder to two times the sum of (x) his annual base compensation then in effect and (y) his annual cash bonus at such target then in effect, and (b) increase the COBRA reimbursement (or equivalent) period to two years.

Severance Letter Agreement with Mr. Fisher

We entered into a severance letter agreement with Mr. Fisher on January 2, 2025, which letter agreement provides for severance benefits upon termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. The severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following termination of employment for any reason.

Severance Letter Agreement with Mr. Matthews

We entered into a severance letter agreement with Mr. Matthews on May 22, 2025, which letter agreement provides for severance benefits upon termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. The severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following termination of employment for any reason.

Severance Letter Agreement with Mr. Uplinger

We entered into a severance letter agreement with Mr. Uplinger on June 2, 2026, which letter agreement provides for severance benefits upon termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. The severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following termination of employment for any reason.

See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with these executives, to provide certain payments upon a termination of employment in connection with a change in control.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2026

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of securities underlying	Exercise or Base Price of	Grant Date Fair Value Of Stock and Option
	Grant Date	Action Date(1)	Threshold	Target	Maximum	or Units (#)(3)	options (#)(4)	Options ($/Sh)	Awards ($)(5)
Shawn M. O’Connell			$153,243	$1,021,622	$2,043,244
	8/8/2025						65,161	$105.16	$2,250,009
	8/8/2025					23,536			$2,250,042
Andrea J. Funk			$106,890	$712,603	$1,425,206
	5/23/2025					18,694			$1,500,007
	8/8/2025						28,960	$105.16	$999,989
	8/8/2025					10,460			$999,976
Keith D. Fisher			$60,901	$406,006	$812,011
	8/8/2025					—	14,480	$105.16	$499,994
	8/8/2025					5,230			$499,988
Mark E. Matthews			$46,334	$308,891	$617,783
	8/8/2025					—	14,480	$105.16	$499,994
	8/8/2025					5,230	—		$499,988
Chad C. Uplinger			$46,334	$308,892	$617,784
	8/8/2025					—	14,480	$105.16	$499,994
	8/8/2025					5,230			$499,988
David M. Shaffer			$27,439	$182,926	$365,852
	5/23/2025						36,224	$77.97	$1,377,236
	5/23/2025						50,189	$104.18	$1,515,708
	5/23/2025						83,090	$103.73	$3,095,933
	5/23/2025					77,280			$7,704,816

(1)	We made all equity awards to the named executive officers in fiscal year 2026 in accordance with our policy on granting equity awards, which we describe on page 41.
(2)

The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2026 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.

(3)	Reflects the number of restricted stock units awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”
(4)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”
(5)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See Note 18. “Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, for the assumptions made in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2026

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2026 fiscal year. The amounts include additional shares attributable to accumulated dividend equivalents with respect to unvested equity awards, when applicable to such award.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Shawn M. O’Connell	6,803	13,605	(1)	0	$103.73	8/9/2034
	9,470	4,735	(2)	0	$104.18	8/11/2033
	0	65,161	(3)	0	$105.16	8/8/2035
	4,600	9,201	(4)	0	$107.18	11/8/2034
						8/12/2032	1,825	(5)	$316,989
						8/11/2033	2,707	(6)	$470,226
						8/9/2034	5,657	(7)	$982,802
						11/8/2034	3,901	(8)	$677,704
						8/8/2035	23,674	(9)	$4,112,717
Andrea J. Funk	6,527	0		0	$57.75	8/12/2029
	4,940	0		0	$75.39	8/17/2030
	25,478	0		0	$77.97	8/12/2032
	6,748	0		0	$91.81	8/16/2031
	6,803	13,605	(1)	0	$103.73	8/9/2034
	11,601	5,800	(2)	0	$104.18	8/11/2033
	0	28,960	(3)	0	$105.16	8/8/2035
						8/12/2032	2,236	(5)	$388,370
						8/11/2033	3,316	(6)	$576,068
						8/9/2034	5,657	(7)	$982,802
						5/23/2035	18,856	(10)	$3,275,679
						8/8/2035	10,522	(9)	$1,827,796
Keith D. Fisher	0	14,480	(3)	0	$105.16	8/8/2035
	4,505	9,009	(11)	0	$109.69	2/7/2035
						2/7/2035	3,802	(12)	$660,506
						2/7/2035	6,337	(13)	$1,100,902
						8/8/2035	5,261	(9)	$913,898
Mark E. Matthews	5,223	0		0	$70.88	8/12/2032	0		0
	2,940	0		0	$75.39	8/17/2030	0		0
	3,916	0		0	$91.81	8/16/2031	0		0
	2,501	1,251	(2)	0	$94.71	8/11/2033	0		0
	3,644	7,289	(1)	0	$103.73	8/9/2034	0		0
	0	14,480	(3)	0	$105.16	8/8/2035	0		$0
						8/12/2032	1,162	(5)	$201,917
						8/11/2033	1,800	(6)	$312,712
						8/9/2034	3,031	(7)	$526,621
						8/8/2035	5,261	(9)	$913,898
Chad C. Uplinger	0	922	(2)	0	$94.71	8/11/2033	0		0
	0	9,718	(1)	0	$103.73	8/9/2034	0		0
	0	14,480	(3)	0	$105.16	8/8/2035	0		0
						8/12/2032	1,003	(5)	$174,227
						8/11/2033	1,326	(6)	$230,391
						8/9/2034	4,041	(7)	$701,926
						8/8/2035	5,261	(9)	$913,898

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David M. Shaffer	45,692	0		0	$57.75	8/12/2029	0		0
	82,015	0		0	$100.99	8/16/2031	0		0
	27,697	55,393	(1)	0	$103.73	8/9/2034	0		0
	50,189	25,095	(2)	0	$104.18	8/11/2033	0		0
						8/12/2032	9,537	(5)	$1,656,688
						8/11/2033	14,349	(6)	$2,492,788
						8/9/2034	23,035	(7)	$4,001,648

(1)	One-third vested on August 9, 2025. One-third is scheduled to vest on each of August 9, 2026, and August 9, 2027
(2)	One-third vested each on August 11, 2024, and August 11, 2025. Final third is scheduled to vest on August 11, 2026.
(3)	One-third is scheduled to vest on each of August 8, 2026, August 8, 2027, and August 8, 2028.
(4)	One-third vested on November 8, 2025. One-third is scheduled to vest on each of November 8, 2026, and November 8, 2027.
(5)	One-fourth vested on each of August 12, 2023, August 12, 2024, August 12, 2025. One-fourth is scheduled to vest on August 12, 2026.
(6)	One-fourth vested on each of August 11, 2024, and August 11, 2025. One-fourth is scheduled to vest on each of August 11, 2026, and August 11, 2027.
(7)	One-fourth vested on August 9, 2025. One-fourth is scheduled to vest on each of August 9, 2026, August 9, 2027, and August 9, 2028.
(8)	One-fourth vested on November 8, 2025. One-fourth is scheduled to vest on each of November 8, 2026, November 8, 2027, and November 8, 2028.
(9)	One-fourth is scheduled to vest on each of August 8, 2026, August 8, 2027, August 8, 2028, and August 8, 2029.
(10)	One-fourth is scheduled to vest on each of May 23, 2026, May 23, 2027, May 23, 2028, and May 23, 2029.
(11)	One-third vested on February 7, 2026. One-third is scheduled to vest on each of February 7, 2027, and February 7, 2028.
(12)	One-third vested on February 7, 2026. One-fourth is scheduled to vest on each of February 7, 2027, February 7, 2028, and February 7, 2029.
(13)	One-half vested on February 7, 2026. Final one-half is scheduled to vest on February 7, 2027.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2026

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2026.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)

Shawn M. O’Connell	43,527	$1,831,712	7,615.8194	$778,354

Andrea J. Funk	0	$0	7,132.7246	$685,206

Keith D. Fisher	0	$0	7,593.9019	$1,307,822

Mark E. Matthews	0	$0	3,858.3156	$370,808

Chad C. Uplinger	16,967	$949,007	3,702.0347	$355,631

David M. Shaffer	290,838	$13,260,458	30,848.0209	$2,965,097

(1)

Values are calculated as the product of (a) number of shares of our common stock underlying the restricted stock units that vested and (b) the closing price of our common stock on the last trading day prior to the date of vesting. For vesting that occurred on August 9, 2025, the applicable closing price was $95.60. For vesting that occurred on August 11, 2025, the applicable closing price was $95.60. For vesting that occurred on August 12, 2025, the applicable closing price was $95.39. For vesting that occurred on August 16, 2025, the applicable closing price was $98.33.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, Ms. Funk and Messrs. O’Connell, Fisher, Matthews and Uplinger have each entered into severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon termination of employee and a change in control. We describe these payments below.

Ms. Funk, Messrs. O’Connell, Fisher, Matthews and Uplinger

If we were to terminate the employment of Ms. Funk, Mr. O’Connell, Mr. Fisher, Mr. Matthews or Mr. Uplinger without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six-month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎	a lump sum cash payment equal to the sum of the executive’s base salary then in effect, and their annual cash bonus at the target level then in effect,

∎

for a period of one year for Mr. Matthews, Mr. Fisher, Mr. Uplinger, Ms. Funk and Mr. O’Connell, payment of cost of coverage in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

∎	full acceleration of vesting of outstanding equity awards; and

∎	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to each executive:

∎	breach of fiduciary duty or duty of loyalty to us;

∎	willful act of material dishonesty with respect to any material matter involving us;

∎	theft or material misuse of our property;

∎	failure to conform in any material respect to our code of conduct;

∎	excessive absenteeism;

∎	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

∎	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

∎	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

∎	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to each executive, any of the following:

∎	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	any permanent reassignment of such executive to a location greater than 50 miles from the location of his or her primary office, unless such new location is closer to his or her primary residence; or

∎	a material breach of our obligations under the agreement.

Each of the severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

In the event of the death or termination for disability of a named executive officer, all outstanding unvested equity awards of such named executive officer become vested.

Effective upon Mr. O’Connell’s appointment as President and Chief Executive Officer on May 23, 2025, this severance letter agreement was amended to, among other things, (a) increase the amount of the lump sum paid thereunder to two times the sum of (x) his annual base compensation then in effect and (y) his annual cash bonus at such target then in effect, and (b) increase the COBRA reimbursement (or equivalent) period to two years.

Mr., Shaffer retired effective May 22, 2025 as Chief Executive Officer and as a member of the Board. In connection with his retirement, he was granted, (i) continued vesting of certain outstanding equity awards, (ii) payments due under the MIP for fiscal year 2025 and, on a pro-rata basis, for fiscal year 2026, and (iii) title to his company vehicle. The retirement provisions in the equity grant agreements provide prorated vesting upon retirement but also give the Committee the ability to provide full continued vesting to certain long-tenured employees if it deems appropriate. In exchange for this continued vesting, the employee is subject to restrictive covenants, including non-competition, non-solicitation, non-disparagement, and confidentiality. If these covenants are violated, the shares that have not yet be settled will be forfeited. The Committee concluded that Mr. Shaffer should receive the continued vesting treatment in recognition of his many years of service with the Company. This approach has been the Committee’s long-standing practice governing retirements.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2026. These amounts do not include benefits earned or vested as of March 31, 2026, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

					Involuntary Termination Not For Cause Voluntary Termination For Good Reason(1)
Name(7)		Change in Control(2)	Termination for Disability	Death	Absent Change in Control	In Connection with a Change in Control
Shawn M. O’Connell	Severance	$0	$0	$0	$0	$2,395,360
	Welfare benefits continuation(3)	$0	$0	$0	$0	$15,446
	Value of accelerated stock options(4)	$6,361,159	$6,859,948	$6,859,948	$0	$6,859,948
	Value of accelerated restricted stock units(4)	$6,560,362	$6,560,362	$6,560,362	$0	$6,560,362
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$12,921,521	$13,420,310	$13,420,310	$0	$15,831,116
Andrea J. Funk	Severance	$0	$0	$0	$0	$1,758,169
	Welfare benefits continuation(3)	$0	$0	$0	$0	$16,688
	Value of accelerated stock options(4)	$3,341,044	$3,579,010	$3,579,010	$0	$3,579,010
	Value of accelerated restricted stock units(4)	$7,042,088	$7,042,088	$7,042,088	$0	$7,042,088
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$10,383,131	$10,621,098	$10,621,098	$0	$12,395,955
Keith D. Fisher	Severance	$0	$0	$0	$0	$1,154,413
	Welfare benefits continuation(3)	$0	$0	$0	$0	$20,875
	Value of accelerated stock options(4)	$306,044	$1,639,628	$1,639,628	$0	$1,639,628
	Value of accelerated restricted stock units(4)	$2,675,288	$2,675,288	$2,675,288	$0	$2,675,288
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$2,981,332	$4,314,916	$4,314,916	$0	$5,490,203
Mark E. Matthews	Severance	$0	$0	$0	$0	$1,654,757
	Welfare benefits continuation(3)	$0	$0	$0	$0	$28,304
	Value of accelerated stock options(4)	$311,610	$1,904,686	$1,904,686	$0	$1,904,686
	Value of accelerated restricted stock units(4)	$1,955,045	$1,955,045	$1,955,045	$0	$1,955,045
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$2,266,655	$3,859,731	$3,859,731	$0	$5,542,792
Chad C. Uplinger(6)	Value of accelerated stock options(4)	$1,745,760	$1,867,372	$1,867,372	$0	$1,867,372
	Value of accelerated restricted stock units(4)	$2,020,537	$2,020,537	$2,020,537	$0	$2,020,537

	Total	$3,766,298	$3,887,909	$3,887,909	$0	$3,887,909

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”

(2)

Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

(3)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits.
(4)	Value based on the closing price of our common stock on March 31, 2026, the last trading day of the fiscal year, of $173.72.
(5)	David M. Shaffer is not represented in the chart above due to his retirement from the company effective on May 22, 2025.
(6)	Mr. Uplinger would not have been eligible for severance and welfare benefit continuations as of March 31, 2026 as he did not execute an agreement with respect to the foregoing until after such date.
(7)

Under certain circumstances, an executive may be entitled to continued vesting of their equity, subject to certain conditions, upon their retirement, based on the discretion of the Company’s compensation committee. There are currently no executives eligible for retirement as defined under the relevant plans.

2026 CEO PAY RATIO

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Shawn O’Connell, our Chief Executive Officer (our “CEO”). Due to our executive transition in fiscal year 2026, we had two individuals serve in the role of Chief Executive Officer during the year. We elected to use the annualized compensation of Mr. O’Connell, our current Chief Executive Officer, for purposes of determining the below CEO Pay Ratio.

For fiscal year 2026:

∎

the median of the annual total compensation of all our employees (other than our CEO) was $59,749; and

∎

the annualized total compensation of our CEO, as described below, was $7,255,125.

Based on this information for fiscal year 2026, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 121:1.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the total compensation of our median employee and our CEOs.

∎	As of March 31, 2026, our global workforce used for determining the pay ratio was estimated to be 4,455 employees in the U.S and 4,880 internationally.

∎

SEC rules also permit the exclusion of a de minimis number of non-U.S. employees. The exclusions include all employees located in the following countries: Greece (2), Luxembourg (2), Norway (2), Kazakhstan (3), Morocco (3), Japan (5), South Africa (5), Bulgaria (6), United Arab Emirates (6), Chile (7), Ukraine (7); Finland (8), Hungary (10), Philippines (10), Turkey (10), Slovakia (16), Austria (17), Sweden (19), The Netherlands (26), Belgium (37), Spain (42), Switzerland (43), Argentina (48), Italy (51), and Singapore (51). In total, we excluded 436 international employees, or approximately 4.7% of our total workforce, from the identification of the median employee as permitted by SEC rules. After exclusions, our global workforce for purposes of calculating the pay ratio was estimated to be 8,899 employees (4,455 in the U.S. and 4,444 internationally). This population consisted of our full- time, part-time, and temporary employees employed with us as of the determination date.

∎

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning April 1, 2025, and ending March 31, 2026. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2026 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $59,749.

∎	For the annual total aggregated compensation of our CEOs, we used the amount reported in the “Total” column of our 2026 Summary Compensation Table on page 44 for each of Messrs. O’Connell and Shaffer.

Since Mr. O’Connell was appointed CEO effective May 23, 2025, we annualized his salary and bonus payout, as follows:

∎	Salary: an annualized salary of $950,000.

∎	Annual Incentive: an annual award of $1,545,888, which is calculated based on bonus opportunity of 115% of base salary at 141.5% achievement.

∎	Long Term Incentives: as reported in the Summary Compensation Table.

∎	All Other Compensation: as reported in the Summary Compensation Table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

PAY VERSUS PERFORMANCE
Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Shawn O’Connell (1) ($)	Compensation Actually Paid to Shawn O’Connell (1)(2)(3) ($)	Summary Compensation Table Total for David M. Shaffer (1) ($)	Compensation Actually Paid to David M. Shaffer (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment Based on: (4)
							TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Adjusted Operating Earnings ($ Thousands) (5)
2026	7,118,612	15,756,172	14,288,481	9,349,346	2,894,254	6,546,395	200.27	251.37	293.6	547,318
2025	—	—	8,476,396	7,095,324	2,544,738	2,088,454	104.67	139.47	363.7	498,400
2024	—	—	7,931,249	9,572,220	1,846,876	2,099,458	106.92	139.87	269.1	325,639
2023	—	—	7,888,918	10,402,205	2,124,010	2,609,038	97.49	104.91	175.8	324,241
2022	—	—	6,852,166	2,053,729	1,771,200	799,102	82.85	98.80	143.9	318,243

(1)
Shawn O’Connell started as PEO on May 23, 2025. Prior to May 23, 2025, David M. Shaffer was our PEO each year until May 22, 2025. The individuals comprising the non-PEO
NEOs for each fiscal year are listed below.

2022	2023	2024	2025	2026
Michael J. Schmidtlein	Andrea J. Funk	Andrea J. Funk	Andrea J. Funk	Andrea J. Funk
Shawn O’Connell	Shawn O’Connell	Shawn O’Connell	Shawn O’Connell	Mark Matthews
Joern Tinnemeyer	Joern Tinnemeyer	Joern Tinnemeyer	Joern Tinnemeyer	Chad C. Uplinger
Andrew M. Zogby	Andrew M. Zogby	Chad C. Uplinger	Chad C. Uplinger	Keith Fisher
		Andrew M. Zogby	Keith Fisher

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns of our 2026 Summary Compensation Table on page 44.

Year	Summary Compensation Table Total for Shawn O’Connell ($)	Exclusion of Stock Awards and Option Awards for Shawn O ’Connell ($)	Inclusion of Equity Values for Shawn O’Connell ($)	Compensation Actually Paid to Shawn O’Connell ($)
2026	7,118,612	(4,500,000)	13,137,560	15,756,172

Year	Summary Compensation Table Total for David M. Shaffer ($)	Exclusion of Stock Awards and Option Awards for David M. Shaffer ($)	Inclusion of Equity Values for David M. Shaffer ($)	Compensation Actually Paid to David M. Shaffer ($)
2026	14,288,481	(13,693,694)	8,754,559	9,349,346

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2026	2,894,254	(1,625,000)	5,277,141	6,546,395

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Fiscal Year for Shawn O’ Connell ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Shawn O’ Connell ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Shawn O’ Connell ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Shawn O’ Connell ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Shawn O’ Connell ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Shawn O’ Connell ($)	Total— Inclusion of Equity Values for Shawn O’ Connell ($)
2026	10,189,852	2,788,240	—	159,468	—	—	13,137,560

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Fiscal Year for David M. Shaffer ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for David M. Shaffer ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for David M. Shaffer ($)	Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for David M. Shaffer ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for David M. Shaffer ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for David M. Shaffer ($)	Total— Inclusion of Equity Values for David M. Shaffer ($)
2026	—	8,648,095	—	106,464	—	—	8,754,559

Year	Average Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards That Vested During Fiscal Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)
2026	3,649,152	1,404,135	223,854	—	5,277,141

(4)
The Peer Group TSR set forth in the table below utilizes the Dow Jones US Electrical Components & Equipment Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the fiscal year ended March 31, 2026. The comparison assumes $100 was invested for the period starting March 31, 2021, through the end of the listed fiscal year in the Company and in the Dow Jones US Electrical Components & Equipment Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Adjusted Operating Earnings to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in fiscal year 2026. Adjusted Operating Earnings is a
non-GAAP
measure that adjusts Operating Earnings for charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance. Please see “Fiscal Year 2026 MIP Targets and Payout” on page 36 for a description of the adjustments to operating earnings for fiscal year 2026, please see “Fiscal Year 2025 MIP Targets and Payout” on page 36 of our 2025 proxy statement, “Fiscal Year 2024 MIP Targets and Payout” on page 41 of our 2024 Proxy Statement, “Fiscal Year 2023 MIP Targets and Payout” on page 44 of our 2023 Proxy Statement, and “Fiscal Year 2022 MIP Targets and Payout” on page 33 of our 2022 Proxy Statement for a description of the adjustments to operating earnings for each fiscal year.

Relationship Between PEOs and
Non-PEO
NEO Compensation Actually Paid, Company Total Shareholder Return (“TSR”) and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, the cumulative TSR over the five most recently completed fiscal years for the Company, and the Dow Jones US Electrical Components & Equipment Index TSR over the same period.

Relationship Between PEOs and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the five most recently completed fiscal years.

Relationship Between PEOs and
Non-PEO
NEO Compensation Actually Paid and Adjusted Operating Earnings
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Adjusted Operating Earnings during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and
Non-PEO
NEOs for 2026 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures	Adjusted Operating Earnings
Primary Operating Capital

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has, or will have, a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chair of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote. The Audit Committee will review all relevant information available to it about the potential related person transaction and in its sole discretion, may impose such conditions as it seems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

Indemnification

Under Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities, and amounts paid in the settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions by insurance policies obtained by EnerSys. The aggregate premium for these policies for the fiscal year ended March 31, 2026, specifically for directors and officers, as individuals, was $680,352.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons. Due to the EDGAR Next transition, we believe that all statements but one were timely filed in fiscal year 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% of our common stock and all directors and named executive officers as a group as of June 10, 2026, the Record Date.

Name	Number of Shares(1)	Percent(1)

BlackRock, Inc.(2)	5,076,203	13.92%

Vanguard Portfolio Management LLC(3)	2,392,620	6.56%

Vanguard Capital Management LLC(4)	1,934,894	5.31%

Caroline Chan(5)	15,692	*

Keith D. Fisher(6)	11,275	*

Steven M. Fludder(7)	20,554	*

Andrea J. Funk(8)	48,365	*

David Habiger(9)	5,990	*

Howard I. Hoffen(10)	47,663	*

Lauren Knausenberger(11)	5,380	*

Mark E. Matthews(12)	29,975	*

Tamara Morytko(13)	10,065	*

Shawn M. O’Connell(14)	54,648	*

Paul J. Tufano(15)	50,315	*

Chad C. Uplinger(16)	18,825	*

Ronald P. Vargo(17)	35,469	*

Rudolph Wynter(18)	14,717	*

All current directors, director nominees and named executive officers as a group (14 persons)(19)	403,188	1.096%

*	Does not exceed 1% of the class based on shares of common stock outstanding as of June 10, 2026.
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 10, 2026. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Includes certain business units of BlackRock, Inc. and its subsidiaries and affiliates. Information about BlackRock, Inc. is derived from Amendment No. 3 to its Schedule 13G filed with the SEC on April 28, 2025 and its Form 13F files with the SEC on May 13, 2026. The principal business office address is 50 Hudson Yards, New York, NY 1000.

(3)

Information about Vanguard Portfolio Management LLC and certain of its affiliates and business divisions of its affiliates, including Vanguard Fiduciary Trust Company and Vanguard Global Advisers, Inc., is derived from its Schedule 13G filed with the SEC on April 29, 2026. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Information about Vanguard Capital Management LLC and certain of its affiliates and business divisions of its affiliates, including Vanguard Asset Management Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisers, LLC and Vanguard Investments Australia Ltd., is derived from its Schedule 13G filed with the SEC on April 29, 2026. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Ms. Chan does not exercise shared voting or investment power over any shares. The number and percentage of shares beneficially owned by Ms. Chan include 15,691.7800 deferred stock units, for which Ms. Chan does not have voting and investment power.

(6)

Mr. Fisher holds shared voting or investment power over 4,254 shares. The number and percentage of shares beneficially owned by Mr. Fisher include 4,505 shares subject to vested stock options, 1,315.691456 unvested restricted stock units and 4,827 shares subject to unvested stock options but exclude 14,587.4142 unvested restricted stock units and 18,662 shares subject to unvested stock options, and includes 2,516 vested restricted stock units owned by Mr. Fisher, which are deferred under the Executive Plan, for which Mr. Fisher does not have voting or investment power, but excludes 503 unvested restricted stock units owned by Mr. Fisher deferred under the Executive Plan.

(7)

Mr. Fludder does not exercise shared voting or investment power over any shares. The number and percentage of shares beneficially owned by Mr. Fludder include 15,691.7850 deferred stock units, for which Mr. Fludder does not have voting and investment power, and 4,862.4603 vested restricted stock units owned by Mr. Fludder, which are deferred under the Director Plan, for which Mr. Fludder does not have voting or investment power.

(8)

Ms. Funk holds shared voting or investment power over 20,523 shares. The number and percentage of shares beneficially owned by Ms. Funk include 62,097 shares subject to vested stock options, 4,516.512764 unvested restricted stock units and 16,455 shares subject to unvested stock options but exclude 31,355.6280 unvested restricted stock units and 31,910 shares subject to unvested stock options.

(9)

Mr. Habiger does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Habiger include 4,158.2059 deferred stock units, for which Mr. Habiger does not have voting and investment power, and 1,831.58 vested restricted stock units and 40.125362 unvested restricted stock units owned by Mr. Habiger, which are deferred under the Director Plan, for which Mr. Habiger does not have voting or investment power but exclude 48.0546 unvested restricted stock units owned by Mr. Habiger deferred under the Director Plan.

(10)

Mr. Hoffen is a Partner of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares beneficially owned by Mr. Hoffen include 44,723.6883 deferred stock units, for which Mr. Hoffen does not have voting and investment power, 2,939.0875 vested restricted stock units, which are deferred under the Director Plan for which Mr. Hoffen does not have voting or investment power, all of which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.

(11)

Ms. Knausenberger does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Ms. Knausenberger include 4,158.2059 deferred stock units, for which Ms. Knausenberger does not have voting and investment power, and 1,221.91 vested restricted stock units and 38.118198 unvested restricted stock units owned by Ms. Knausenberger, which are deferred under the Director Plan, for which Ms. Knausenberger does not have voting or investment power but exclude 45.0518 unvested restricted stock units owned by Ms. Knausenberger deferred under the Director Plan.

(12)

Mr. Matthews holds shared voting or investment power over 9,751 shares. The number and percentage of shares beneficially owned by Mr. Matthews includes 20,224 shares subject to vested stock options, 2,326.847194 unvested restricted stock units and 8,472 shares subject to unvested stock options but exclude 8,927.7457 unvested restricted stock units and 14,548 shares subject to unvested stock options.

(13)

Ms. Morytko does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Ms. Morytko include 6,226.3459 deferred stock units, for which Ms. Morytko does not have voting and investment power, and 3,838.56 vested restricted stock units and 40.125362 unvested restricted stock units owned by Ms. Morytko, which are deferred under the Director Plan, for which Ms. Morytko does not have voting or investment power but exclude 48.0546 unvested restricted stock units owned by Ms. Morytko deferred under the Director Plan.

(14)

Mr. O’Connell holds shared voting or investment power over 33,775 shares. The number and percentage of shares beneficially owned by Mr. O’Connell includes 20,873 shares subject to vested stock options, 7,804.735521 unvested restricted stock units and 28,522 shares subject to unvested stock options but exclude 29,959.7058 unvested restricted stock units and 64,180 shares subject to unvested stock options.

(15)

Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 33,881.1702 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 16,434.26 vested restricted stock units and 64.205088 unvested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power but exclude 76.0949 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.

(16)

Mr. Uplinger holds shared voting or investment power over 12,123 shares. The number and percentage of shares beneficially owned by Mr. Uplinger include 6,702 shares subject to vested stock options, 2,662.205381 unvested restricted stock units and 9,686 shares subject to unvested stock options but exclude 8,968.2493 unvested restricted stock units and 15,434 shares subject to unvested stock options.

(17)

Mr. Vargo does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Vargo include 25,623.98 deferred stock units, for which Mr. Vargo does not have voting and investment power, and 9,845.24 vested restricted stock units and 8.029778 unvested restricted stock units owned by Mr. Vargo, which are deferred under the Director Plan, for which Mr. Vargo does not have voting or investment power but exclude 6.0102 unvested restricted stock units owned by Mr. Vargo deferred under the Director Plan.

(18)

Mr. Wynter does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Wynter include 9,659.2109 deferred stock units, for which Mr. Wynter does not have voting and investment power, and 5,057.96 vested restricted stock units and 46.146447 unvested restricted stock units owned by Mr. Wynter, which are deferred under the Director Plan, for which Mr. Wynter does not have voting or investment power but exclude 56.0636 unvested restricted stock units owned by Mr. Wynter deferred under the Director Plan.

(19)

Such persons hold shared or sole voting or investment power over 80,426 shares. The number and percentage of shares beneficially owned by such persons include 114,401 shares subject to vested stock options, 48,547.0578 vested restricted stock units, 18,862.7426 unvested restricted stock units, 67,692 shares subject to unvested stock options and 159,814.372 deferred stock units for which such persons do not have voting and investment power, but exclude 94,078.0727 unvested restricted stock units, and 144,734 shares subject to unvested stock options.

Proposal No. 3	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 31, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the Company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

∎	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create stockholder value.

∎

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

∎	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

∎	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

∎

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2027 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Chief Legal & Compliance Officer, and Secretary, no later than March 4, 2027.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2027 Annual Meeting of Stockholders, this period will begin on April 8, 2027, and end on May 8, 2027.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 7, 2027. However, we note that the deadline provided for in Rule 14a-19 does not supersede any of the requirements or timing required by our bylaws. If the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or after the anniversary of the date of the Annual Meeting, then such written notice must be delivered by the later of (x) the tenth day following the public announcement of the date of the 2027 Annual Meeting of Stockholders is first made by the Company and (y) the date which is sixty days prior to the date of the 2027 Annual Meeting of Stockholders.

We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Failure to comply with the requirements, procedures and deadlines in our bylaws may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2027 Annual Meeting of Stockholders. Our bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, and can be viewed by visiting our investor relations website at https://investor.enersys.com/financial-information/annual-reports. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Chief Legal & Compliance Officer and Secretary).

We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Notice of Internet Availability will be sent to those stockholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Notice of Internet Availability or Proxy Statement and Annual Report in the future, they may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the Investors and Governance link at www.enersys.com. If you are receiving multiple copies of our Notice of Internet Availability, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Notices of Internet Availability electronically following the instructions provided if you vote by Internet or by telephone, or by marking the appropriate box on your proxy form if one has been requested. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses for forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the disclosure contained under the heading “Pay Versus Performance,” the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2026

EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2026, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED MARCH 31, 2026, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Chief Legal & Compliance Officer and Secretary

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved styleIPC The undersigned hereby appoints Joseph G. Lewis and Craig A. Hirneisen (the “Named Proxies), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of EnerSys which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in the Employee Stock Purchase Plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in the Plan. Shares in the Plan for which voting instructions are not received by 5:00 PM ET on Tuesday, August 4, 2026, or if no choice is specified, will be voted by the Plan’s custodian in accordance with the terms of the Plan. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. This proxy is being solicited on behalf of the Board of Directors PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE EnerSys Annual Meeting of Stockholders For Stockholders as of record on June 10, 2026 Thursday, August 6, 2026 10:00 AM, Eastern Time Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/ENS for more details. P.O. BOX 8016, CARY, NC 27512-9903 Internet: www.proxypush.com/ENS • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-284-6730 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/ENS YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, Eastern Time, August 6, 2026. Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

EnerSys Annual Meeting of Stockholders Please make your marks like this: PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Elect four (4) Class I director nominees FOR AGAINST ABSTAIN 1.01 Caroline Chan #P2# #P2# #P2# FOR 1.02 Steven M. Fludder #P3# #P3# #P3# FOR 1.03 Paul J. Tufano #P4# #P4# #P4# FOR 1.04 Rudolph Wynter #P5# #P5# #P5# FOR FOR AGAINST ABSTAIN 2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2027. #P6# #P6# #P6# FOR 3. An advisory vote to approve the compensation of EnerSys’ named executive officers. #P7# #P7# #P7# FOR Proposal_Page—VIFL You must register to attend the meeting online and/or participate at www.proxydocs.com/ENS Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3